As filed with the Securities and Exchange Commission on August 11, 2009
Registration No. 333-160271

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Lennar Corporation
Co-registrants are listed on the following page.
(Exact name of Registrant as specified in its charter)

Delaware	1520	95-4337490
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Sustana	Copies to:
General Counsel and Secretary	David W. Bernstein, Esq.
700 Northwest 107th Avenue	K&L Gates LLP
Miami, Florida 33172	599 Lexington Avenue
(305) 559-4000	New York, New York 10022
(Name, address, including zip code, and telephone	(212) 536-3900
number, including area code, of agent for service)
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
     If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
     Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                   ☐
     Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)        ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) , may determine.

	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Name of Co-Registrant	Organization	Number
360 Developers, LLC	Florida	03-469008
Aquaterra Utilities, Inc.	Florida	59-3674555
Asbury Woods, LLC	Illinois	36-4491586
Astoria Options, LLC	Delaware	26-3838861
Avalon Sienna III L.L.C.	Illinois	36-4369395
Aylon, LLC	Delaware	74-3135055
Bay Colony Expansion 369, Ltd.	Texas	01-0634897
Bay River Colony Development, Ltd.	Texas	N/A
BB Investment Holdings, LLC	Nevada	N/A
BCI Properties, LLC	Nevada	N/A
Blackstone CC, LLC	Colorado	80-0251802
BPH I, LLC	Nevada	N/A
Bramalea California, Inc.	California	95-3426206
Builders LP, Inc.	Delaware	43-1981685
C & C Ranch, LLC	California	76-0735797
Cambria, LLC	Illinois	36-4343919
Camelot Ventures, LLC	Maryland	N/A
Cary Woods, LLC	Illinois	36-4511011
CBM Management, Inc.	New Jersey	20-3270607
Cedar Lakes II, LLC	North Carolina	N/A
Cherrytree II LLC	Maryland	75-2988548
Colonial Heritage LLC	Virginia	20-0646289
Columbia Station, LLC	Illinois	36-4359050
Concord at Cornerstone Lakes, LLC	Illinois	37-4233358
Concord at Meadowbrook L.L.C.	Illinois	36-0026164
Concord at Ravenna, LLC	Illinois	41-2088272
Concord at the Glen, LLC	Illinois	36-4343256
Concord City Centre, LLC	Illinois	36-4303767
ConnectionTime Holding, LLC	Delaware	26-3323510
ConnectionTime, LLC	Delaware	26-3323742
Coto de Caza, Ltd.	California	33-0738531
Coventry, LLC	Illinois	36-4511106
Creekside Crossing, LLC	Illinois	43-2052256
Darcy-Joliet, LLC	Illinois	20-1290431
DBJ Holdings, LLC	Nevada	N/A
Enclave Land, LLC	Illinois	02-0569313
F&R QVI Home Investments USA, LLC	Illinois	02-0569313
Fortress Mortgage, Inc.	Delaware	54-1830770

	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Name of Co-Registrant	Organization	Number
Fortress Pennsylvania Realty, Inc.	Delaware	23-2991518
Fox-Maple Associates, LLC	New Jersey	43-1997377
Garco Investments, LLC	Florida	65-1151300
Genesee Communities I, Inc.	Colorado	84-1317557
Genesee Communities II, LLC	Colorado	84-1567457
Genesee Communities III, Inc.	Colorado	84-1361682
Genesee Communities IV, LLC	Colorado	84-1567305
Genesee Communities IX, LLC	Colorado	80-0014048
Genesee Communities V, LLC	Colorado	84-1567306
Genesee Communities VI, LLC	Colorado	84-1567307
Genesee Communities VII, LLC	Colorado	84-1567308
Genesee Communities VIII, LLC	Colorado	84-1567309
Greystone Construction, Inc.	Arizona	86-0864245
Greystone Homes of Nevada, Inc.	Delaware	88-0412604
Greystone Homes, Inc.	Delaware	93-1070009
Greystone Nevada, LLC	Delaware	88-0412611
Greywall Club, LLC	Illinois	20-1083688
Gridley 33, LLC	California	26-3940687
Haverford Venture L.L.C.	Illinois	20-0064473
Haverton, LLC	Illinois	36-0057181
Heathcote Commons LLC	Virginia	20-1178932
Home Buyer’s Advantage Realty, Inc.	Texas	76-0573246
Home Integrity Insurance Company	Arizona	20-5861512
Homecraft Corporation	Texas	76-0334090
Inactive Companies, LLC	Florida	26-2094631
Independence L.L.C.	Virginia	76-0651137
Lakelands at Easton, L.L.C.	Maryland	03-0501970
Landmark Homes, Inc.	North Carolina	56-2009874
LCD Asante, LLC	Delaware	26-1131090
LENH I, LLC	Florida	56-2349820
Lennar — BVHP, LLC	California	94-3332460
Lennar Aircraft I, LLC	Delaware	20-2424732
Lennar Arizona Construction, Inc.	Arizona	20-5335712
Lennar Arizona, Inc.	Arizona	20-5335505
Lennar Associates Management Holding Company	Florida	31-1806357
Lennar Associates Management, LLC	Delaware	52-2257293
Lennar Buffington Colorado Crossing, L.P.	Texas	20-2002341
Lennar Buffington Zachary Scott, L.P.	Texas	20-1577414
Lennar Carolinas, LLC	Delaware	20-3150607
Lennar Central Park, LLC	Delaware	20-1087322
Lennar Central Region Sweep, Inc.	Nevada	65-1111068
Lennar Chicago, Inc.	Illinois	36-3971759
Lennar Cobra, LLC	Delaware	26-3945098
Lennar Colorado, LLC	Colorado	20-0451796
Lennar Communities Development, Inc.	Delaware	86-0262130
Lennar Communities Nevada, LLC	Nevada	20-3035653
Lennar Communities of Chicago L.L.C.	Illinois	20-2036535
Lennar Communities, Inc.	California	33-0855007
Lennar Construction, Inc.	Arizona	86-0972186
Lennar Coto Holdings, LLC	California	33-0787906
Lennar Developers, Inc.	Florida	48-1259540
Lennar Family of Builders GP, Inc.	Delaware	43-1981691
Lennar Family of Builders Limited Partnership	Delaware	43-1981697
Lennar Financial Services, LLC	Florida	65-0774024
Lennar Fresno, Inc.	California	33-1008718
Lennar Funding, LLC	Delaware	20-1173034
Lennar Georgia, Inc.	Georgia	20-8892316
Lennar Gulf Coast, LLC	Delaware	20-4846401
Lennar Hingham Holdings, LLC	Delaware	20-2866090
Lennar Hingham JV, LLC	Delaware	20-2866001
Lennar Homes Holding, LLC	Delaware	16-1641233

	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Name of Co-Registrant	Organization	Number
Lennar Homes of Arizona, Inc.	Arizona	65-0163412
Lennar Homes of California, Inc.	California	93-1223261
Lennar Homes of Texas Land and Construction, Ltd.	Texas	75-2792018
Lennar Homes of Texas Sales and Marketing, Ltd.	Texas	75-2792019
Lennar Homes, LLC	Florida	59-0711505
Lennar Port Imperial South, LLC	Delaware	20-2552353
Lennar Illinois Trading Company, LLC	Illinois	N/A
Lennar Imperial Holdings Limited Partnership	Delaware	20-2552367
Lennar Land Partners Sub II, Inc.	Nevada	88-0429001
Lennar Land Partners Sub, Inc.	Delaware	65-0776454
Lennar Layton, LLC	Delaware	26-3797850
Lennar Lytle, LLC	Delaware	20-2374724
Lennar Massachusetts Properties, Inc.	Delaware	20-2681100
Lennar New Jersey Properties, Inc.	Delaware	20-2681142
Lennar New York, LLC	New York	20-3160452
Lennar Northeast Properties LLC	New Jersey	20-4874094
Lennar Northeast Properties, Inc.	Nevada	20-2552288
Lennar Pacific Properties Management, Inc.	Delaware	30-0139878
Lennar Pacific Properties, Inc.	Delaware	88-0412607
Lennar Pacific, Inc.	Delaware	88-0412608
Lennar PI Acquisition, LLC	New Jersey	26-1531638
Lennar PI Property Acquisition, LLC	New Jersey	26-1531376
Lennar PIS Management Company, LLC	Delaware	26-3218984
Lennar PNW, Inc.	Washington	20-2977927
Lennar Reflections, LLC	Delaware	20-5564208
Lennar Renaissance, Inc.	California	33-0726195
Lennar Reno, LLC	Nevada	22-3895412
Lennar Riverside West Urban Renewal Company, L.L.C.	New Jersey	20-2562043
Lennar Riverside West, LLC	Delaware	20-2552385
Lennar Sacramento, Inc.	California	33-0794993
Lennar Sales Corp.	California	95-4716082
Lennar San Jose Holdings, Inc.	California	65-0645170
Lennar Southland I, Inc.	California	33-0801714
Lennar Southwest Holding Corp.	Nevada	91-1933536
Lennar Texas Holding Company	Texas	75-2788257
Lennar Trading Company, LP	Texas	72-1574089
Lennar Ventures, LLC	Florida	26-3103505
Lennar West Valley, LLC	California	20-1342854
Lennar.com Inc.	Florida	65-0980149
Lennar-Lantana Boatyard, Inc.	Florida	56-2321100
Len-Verandahs, LLP	Florida	20-3021304
LFB Engineered Systems, Inc.	California	20-1735449
LFB-FSD, LLC	Florida	20-3647144
LFS Holding Company, LLC	Delaware	65-1105931
LH Eastwind, LLC	Florida	20-0097714
LHI Renaissance, LLC	Florida	02-0680656
Long Beach Development, LLC	Texas	26-2321011
Lori Gardens Associates III, LLC	New Jersey	20-1977674
Lorton Station, LLC	Virginia	76-0694499
Madrona Ridge, LLC	Illinois	20-0278584
Madrona Village Mews L.L.C.	Illinois	36-0026266
Madrona Village, LLC	Illinois	36-4343916
Mid-County Utilities, Inc.	Maryland	76-0610395
Mission Viejo 12S Venture, LP	California	33-0615197
Mission Viejo Holdings, Inc.	California	33-0785862
Montgomery Crossings, LLC	Illinois	36-4403224
New Home Brokerage, Inc.	Florida	76-0683361
Northbridge L.L.C.	Illinois	36-4511102
Northeastern Properties LP, Inc.	Nevada	20-2552328
Palm Gardens at Doral, LLC	Florida	20-3959088
Parc Chestnut L.L.C.	Illinois	36-4440993

	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Name of Co-Registrant	Organization	Number
Perris Green Valley Associates, a California limited partnership	California	33-0797037
PG Properties Holding, LLC	North Carolina	26-4059800
Pioneer Meadows Development, LLC	Nevada	20-0939113
Pioneer Meadows Investments, LLC	Nevada	20-0939094
POMAC, LLC	Maryland	11-3708149
Prestonfield, LLC	Illinois	36-4511103
Providence Lakes, LLP	Florida	20-1744772
Raintree Village II, LLC	Illinois	20-2118282
Raintree Village, L.L.C.	Illinois	20-0090390
Reflections Urban Renewal Company, LLC	New Jersey	20-8472663
Rivendell Joint Venture	Florida	65-0843443
Rivenhome Corporation	Florida	76-0569346
Rutenberg Homes of Texas, Inc.	Texas	76-0215995
Rutenberg Homes, Inc. (Florida)	Florida	76-0340291
Rye Hill Company, LLC	New York	20-0809495
S. Florida Construction II, LLC	Florida	72-1567303
S. Florida Construction III, LLC	Florida	72-1567302
S. Florida Construction, LLC	Florida	71-0949799
Santa Ana Transit Village, LLC	California	45-0512621
Savell Gulley Development, LLC	Texas	26-2592101
Seminole/70th, LLC	Florida	56-2529886
Siena at Old Orchard, LLC	Illinois	20-1476765
Sonoma L.L.C.	Illinois	36-4443842
Spanish Springs Development, LLC	Nevada	76-0672277
Stoney Corporation	Florida	59-3374931
Stoneybrook Joint Venture	Florida	59-3386329
Strategic Cable Technologies, L.P.	Texas	20-1179138
Strategic Holdings, Inc. d/b/a Lennar Communications Ventures (LCV)	Nevada	91-1770357
Strategic Technologies Communications of California, Inc.	California	95-4149805
Strategic Technologies, LLC	Illinois	20-0753624
Summerfield Venture L.L.C.	Illinois	20-0753624
Summerwood, LLC	Maryland	27-0045425
Summit Enclave, LLC	Illinois	30-0070526
Summit Glen, LLC	Illinois	36-4359627
Temecula Valley, LLC	Delaware	43-1971997
The Courts of Indian Creek L.L.C.	Illinois	36-4415696
The Fortress Group, Inc.	Delaware	54-1774997
The Preserve at Coconut Creek, LLC	Florida	20-3287825
Trade Services Investments, Inc.	California	20-2552585
U.S. Home Corporation	Delaware	52-2227619
U.S. Home of Arizona Construction Co.	Arizona	74-2402824
U.S. Home Realty, Inc.	Texas	76-0136964
U.S. Home/KB North Douglas, LLC	Delaware	20-2216295
U.S.H. Los Prados, Inc.	Nevada	88-0232393
U.S.H. Realty, Inc.	Maryland	74-2765031
USH — Flag, LLC	Florida	26-3984776
USH (West Lake), Inc.	New Jersey	22-3471278
USH Equity Corporation	Nevada	76-0450341
USH Millennium Ventures Corp.	Florida	76-0546603
USH Woodbridge, Inc.	Texas	76-0561576
UST Lennar HW Scala GP PIS 10, LLC	Delaware	26-3219799
UST Lennar HW Scala GP PIS 12, LLC	Delaware	26-3219999
UST Lennar HW Scala GP PIS 7, LLC	Delaware	26-3219172
WCP, LLC	South Carolina	51-0461143
West Chocolate Bayou Development, LLC	Texas	26-2320867
West Van Buren, LLC	Illinois	36-4347398
Westchase, Inc.	Nevada	91-1954138

v

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange these securities and it is not soliciting an offer to exchange these securities in any state where the offer or exchange is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 11, 2009
PROSPECTUS
Offer to Exchange

Any and all outstanding Series A 12.25% Senior Notes due 2017,
$400,000,000 aggregate principal amount outstanding,
for Series B 12.25% Senior Notes due 2017.

The exchange offer and withdrawal rights
will expire at 5:00 p.m., New York City time,
on [ • ], 2009, unless we extend the exchange offer.
     We are offering to exchange our Series B 12.25% Senior Notes due 2017 (“Series B Notes”) for the identical principal amounts of our outstanding Series A 12.25% Senior Notes due 2017 (“Series A Notes”, and together with the Series B Notes, the “Notes”). The aggregate principal amount at maturity of the Series A Notes, and therefore the aggregate principal amount of Series B Notes that would be issued if all the Series A Notes were exchanged, is $400,000,000. The terms of the Series B Notes will be identical with the terms of the Series A Notes, except that the issuance of the Series B Notes is being registered under the Securities Act of 1933, as amended.
     We issued the Series A Notes on April 30, 2009 in a transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). This exchange offer is being made in accordance with a Registration Rights Agreement dated as of April 30, 2009 among the initial purchasers of the Series A Notes and us.
     The Series A Notes are, and the Series B Notes, when issued, will be, our senior, unsecured and unsubordinated obligations and rank equally with all of our other senior, unsecured and unsubordinated indebtedness outstanding from time-to-time. All of our wholly-owned subsidiaries, other than our finance company subsidiaries and foreign subsidiaries, will guarantee the Notes, although the guarantees may be suspended under limited circumstances. The registration statement of which this prospectus forms a part registers the guarantees as well as the Series B Notes.
     Before the exchange offer, there has been no public market for the Series B Notes. We do not currently intend to list the Series B Notes on a securities exchange or seek approval for quotation of the Series B Notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the Series B Notes will develop. We will receive no proceeds from the exchange offer.
     This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. That information will be made available without charge to our security holders upon oral request by calling our Office of the General Counsel at (305) 559-4000, or upon written request addressed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attn: Office of the General Counsel. To obtain timely delivery, security holders must request the information no later than five business days before [ • ], the expiration date of the exchange offer.
     The exchange agent for the exchange offer is The Bank of New York Mellon. This prospectus and the accompanying letter of transmittal are being mailed to holders of Series A Notes on or about [ • ], 2009.
     Investment in the Series B Notes to be issued in the exchange offer involves risks. You should carefully read the “Risk Factors” section, which begins on page 9 of this prospectus, before you exchange your Series A Notes.
     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August [ • ], 2009.

ABOUT THIS PROSPECTUS
     Each broker-dealer that receives Series B Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Series B Notes. This prospectus, as it may be amended or supplemented from time-to-time, may be used by a broker-dealer in connection with sales of Series B Notes received in exchange for Series A Notes that were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the day the exchange offer expires and ending at the close of business on the first anniversary of that date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [ • ], 2009, all dealers effecting transactions in the Series B Notes may be required to deliver a prospectus.
     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. No person has been authorized to give any information or to make any representations, other than those contained in this prospectus. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.
     You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated into this prospectus by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
FORWARD-LOOKING INFORMATION
     Some of the statements in this prospectus and the documents incorporated by reference into this prospectus are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding this exchange offer, as well as our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in this prospectus, those described in Item 1A entitled “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended November 30, 2008, which are incorporated into this prospectus by reference, and other factors that may be included in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements.

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus or in documents incorporated in this prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements incorporated by reference in this prospectus. It does not contain all the information you should consider before deciding whether to exchange your Series A Notes for Series B Notes. You should read the entire prospectus. Unless otherwise defined in this prospectus, the term “we,” “our” or “us” refers to Lennar Corporation and its subsidiaries.
LENNAR CORPORATION
     We are one of the nation’s largest homebuilders and a provider of financial services. Our homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which we have investments. We conduct homebuilding activities in 14 states, with our largest homebuilding operations in Florida, Texas and California. We also provide mortgage financing, title insurance and closing services as well as other ancillary services to our homebuyers and others. Substantially all of the loans that we originate are sold in the secondary mortgage market on a servicing released, non-recourse basis; although, we remain liable for certain limited representations and warranties related to loan sales. Our financial services segment operates generally in the same states as our homebuilding operations, but also operates in other states.
     For additional information, see our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, our Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 2009 and May 31, 2009 and our Current Report on Form 8-K filed with the SEC on June 25, 2009, each of which is incorporated into this prospectus by reference.
     We are a Delaware corporation. Our principal offices are at 700 Northwest 107th Avenue, Miami, Florida 33172. Our telephone number at these offices is (305) 559-4000. Our website address is www.lennar.com. The information on our website is not part of this prospectus.
ISSUANCE OF THE SERIES A NOTES
     On April 30, 2009, we sold $400 million aggregate principal amount of Series A 12.25% Senior Notes due 2017 (the “Series A Notes”) to initial purchasers (the “Initial Purchasers”) in a transaction that was exempt from the registration requirements of the Securities Act. The Initial Purchasers subsequently resold the Series A Notes in reliance on Rule 144A or other exemptions from the registration requirements of the Securities Act. We entered into a Registration Rights Agreement with the Initial Purchasers, pursuant to which we agreed to exchange registered Series B 12.25% Senior Notes due 2017 (“Series B Notes,” and together with the Series A Notes, “Notes”) for the Series A Notes and also granted holders of Series A Notes rights under certain circumstances to have resales of Series A Notes registered under the Securities Act. The exchange offer made by this prospectus is intended to satisfy our principal obligations under the Registration Rights Agreement.
     We issued the Series A Notes under an Indenture dated as of April 30, 2009, among us, the subsidiary guarantors and The Bank of New York Mellon, as trustee (the “Indenture”). The Series B Notes will also be issued under the Indenture and will be entitled to the benefits of the Indenture. The form and terms of the Series B Notes will be identical in all material respects with the form and terms of the Series A Notes, except that (1) the Series B Notes will have been registered under the Securities Act and, therefore, the global certificate (and any individual certificates) will not bear legends describing restrictions on transferring the Series B Notes represented by the certificates, and (2) holders of Series B Notes will not be, and upon the consummation of the exchange offer, holders of Series A Notes will no longer be, entitled to rights under the Registration Rights Agreement. Series A Notes that are not exchanged will continue to be subject to restrictions on transfer.
     The proceeds we received from the issuance of the Series A Notes were added to the funds we have available for general corporate purposes. One of the uses of these funds may be for repayment or repurchase of our near-term debt maturities or of debt of joint ventures that we have guaranteed. We will receive no proceeds from the exchange of the Series B Notes for the Series A Notes pursuant to the exchange offer.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange our Series B 12.25% Senior Notes due 2017, for identical principal amounts of our outstanding Series A 12.25% Senior Notes due 2017. As of the date of this prospectus, $400 million aggregate principal amount of Series A 12.25% Senior Notes are outstanding.

Expiration of Exchange Offer	5:00 p.m., New York time on [ • ], 2009, unless we extend the exchange offer. In this prospectus, we refer to the date the exchange offer will expire as the “expiration date.”

Conditions of the Exchange Offer	The only condition to the exchange offer is that we not be advised that completion of the exchange offer would, or might, be unlawful. The exchange offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange.

Accrued Interest on the Series A Notes	Interest on Series A Notes that are exchanged will cease to accrue on the last interest payment date before the day on which Series B Notes are issued in exchange for them. However, Series B Notes issued in exchange for Series A Notes will bear interest from the last interest payment date before the day on which they are issued in exchange for the Series A Notes. Therefore, exchanging Series A Notes for Series B Notes will not affect the amount of interest a holder will receive.

Interest on the Series B Notes	Interest on the Series B Notes will be paid on June 1 and December 1 of each year, beginning December 1, 2009.

Procedures for Tendering Series A Notes	A holder of Series A Notes who wishes to accept the exchange offer must deliver to the exchange agent, before the exchange offer expires:

(1)   A confirmation from the Depository Trust Company (“DTC”) that the Series A Notes have been delivered by book-entry transfer to an account of the exchange agent with DTC (a “Book-Entry Confirmation”);

(2) Either

        (a)  A letter of transmittal, or a facsimile of one, that has been completed and executed in accordance with the instructions contained in the section of this prospectus titled “The Exchange Offer — Procedures for Tendering Notes” and in the letter of transmittal, or

        (b)  A message from DTC (an “Agent’s Message”), which will be part of the Book-Entry Confirmation, stating the DTC has received an express acknowledgment that the applicable DTC participant has received and agrees to be bound by the exchange offer contained in this prospectus and the letter of transmittal, and that Lennar may enforce that agreement against the participant; and

(3) Any other documents required by the letter of transmittal.

Guaranteed Delivery Procedures	Eligible holders of Series A Notes who wish to tender their Series A Notes, but who cannot complete the procedures for book-entry transfer of Series A Notes or deliver a letter of transmittal or an Agent’s Message or any other documents required by the letter of transmittal, to the exchange agent before the exchange offer expires may tender their Series A Notes using the guaranteed delivery procedures described in the letter of transmittal.

Acceptance of Series A Notes and Delivery of Series B Notes	Unless we are advised that it would, or might, be unlawful for us to do so, we will accept any and all Series A Notes that are properly tendered in response to the exchange offer and not properly withdrawn before 5:00 p.m., New York City time, on the expiration date. The Series B Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the Series A Notes.

Withdrawal Rights	Tenders of Series A Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Material U.S. Federal Income Tax Consequences	For U.S. federal income tax purposes, the exchange of Series A Notes for Series B Notes should not be considered a sale or exchange or otherwise be a taxable event to the holders of the Series A Notes. See “The Exchange Offer — Material Federal Income Tax Consequences.” You should consult with your tax advisor regarding your particular situation.

The Exchange Agent	The Bank of New York Mellon is the exchange agent. The address and telephone number of the exchange agent are set forth under the caption “The Exchange Offer — Exchange Agent” in this prospectus.

Fees and Expenses	We will bear the expense of soliciting tenders pursuant to the exchange offer. We will also pay any transfer taxes that are applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer.

Resales of the Series B Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a person who receives Series B Notes issued pursuant to the exchange offer (other than (1) a broker-dealer who purchased the Series A Notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption from the registration requirements of the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), may sell the Series B Notes without registration or the need to deliver a prospectus under the Securities Act, provided that person has no arrangement to participate in a distribution of the Series B Notes. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes that were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes.

Consequences of Not Exchanging the Series A Notes	If you do not exchange your Series A Notes, the existing restrictions on the transfer of the Series A Notes will continue to apply. Because we anticipate that most holders will elect to exchange their Series A Notes for Series B Notes due to the absence of restrictions on the resale of Series B Notes under the Securities Act, we anticipate that the market for any Series A Notes that remain outstanding after the consummation of the exchange offer will be substantially limited.

THE SERIES B NOTES
     The exchange offer applies to all $400 million aggregate principal amount of the Series A Notes that are outstanding. The terms of the Series B Notes are identical in all material respects with those of the Series A Notes, except for certain transfer restrictions and registration rights relating to the Series A Notes. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the Indenture under which both the Series A Notes were, and the Series B Notes will be, issued.
     The summary below describes the principal terms of the Series B Notes. Certain of the terms and conditions are subject to limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Series B Notes.

Securities Offered	$400,000,000 aggregate principal amount of Series B 12.25% Senior Notes due 2017.

Maturity Date	June 1, 2017.

Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2009.

Interest Rate	The Series B Notes will bear interest at the rate of 12.25% per year (calculated using a 360-day year composed of twelve 30-day months).

Sinking Fund	None.

Ranking	The Series B Notes are our senior, unsecured and unsubordinated obligations and rank equally with all of our other senior unsecured and unsubordinated indebtedness from time-to-time outstanding. The Series B Notes are effectively subordinated to the obligations of our subsidiaries that are not guarantors and to our obligations that are secured, to the extent of the assets securing those obligations. As of May 31, 2009, we and our guarantor company subsidiaries had $182.4 million of secured indebtedness and our subsidiaries that are not guarantors (including our finance company subsidiaries) had $490.5 million of indebtedness. As of May 31, 2009, our subsidiaries that are not guarantors had assets of $1,068.7 million or 14.7% of our total assets.

Guarantees	All of our wholly-owned subsidiaries, other than our finance company subsidiaries and foreign subsidiaries, will guarantee the Series B Notes. The guarantees by our subsidiaries may be suspended under certain limited circumstances. See “Description of the Notes — The Guarantees.”

Redemption at our Option	We may redeem any or all of the Series B Notes at any time at a redemption price equal to the greater of (a) 100% of the principal amount of the Series B Notes being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Series B Notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the comparable treasury rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the Series B Notes to the redemption date.

Certain Indenture Provisions	The Indenture governing the Series B Notes contains covenants limiting our and some of our subsidiaries’ ability to create liens securing indebtedness or enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications. See “Description of the Notes — Certain Covenants.”

Use of Proceeds	We will receive no proceeds from the exchange of Series A Notes for the Series B Notes pursuant to the exchange offer.

Offer to Repurchase Upon a Change of Control Triggering Event	Upon a Change of Control Triggering Event, we will be required to make an offer to repurchase all outstanding Series A or Series B Notes at a price in cash equal to 101% of the principal amount of the Series A or Series B Notes, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes — Change of Control Offer.”

Book-Entry Form	The Series B Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

Risk Factors	Investing in the Series B Notes involves a high degree of risk. Before you exchange your Series A Notes, you should carefully read the “Risk Factors” section beginning on page 10 of this prospectus for a description of some of the risks you should particularly consider before exchanging Series A Notes for Series B Notes.

Governing Law	State of New York.

RISK FACTORS
     In this section, we describe risks relating to the exchange of Series A Notes for Series B Notes. Investors considering exchanging or acquiring Notes should read the description of risks relating to our business included in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2008 and in our subsequent filings with the SEC. If any of those risks develop into actual events, the exchange offer or our business, financial condition, results of operations, cash flows, strategies or properties could be materially adversely affected.
The fact that the Series B Notes are structurally subordinated to the obligations of our subsidiaries that are not guarantors, may increase the possibility that you will not be fully repaid if we become insolvent.
     Substantially all of our operating assets are held by our subsidiaries. Holders of any indebtedness or preferred stock of any of our subsidiaries that are not guarantors of the Series B Notes and other creditors of any of those subsidiaries, including trade creditors, have and will have access to the assets of those subsidiaries that are prior to those of the noteholders. As a result, the Series B Notes are structurally subordinated to the debts, preferred stock and other obligations of those subsidiaries.
The fact that the Series B Notes are unsecured may increase the possibility that you will not be fully repaid if we become insolvent.
     The Series B Notes will not be secured by any of our assets or our subsidiaries’ assets. As of May 31, 2009, we and our guarantor subsidiaries had $182.4 million of secured indebtedness outstanding and our subsidiaries that are not guarantors had $490.5 million of indebtedness. If we become insolvent, the holders of any of our secured debt would receive payments from the assets securing that debt before you receive payments from sales of those assets.
We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture governing the Series B Notes, which would violate the terms of the Series B Notes.
     Upon a Change of Control Triggering Event, we will be required to make an offer to repurchase all outstanding Series B Notes at a price in cash equal to 101% of the principal amount of the Series B Notes, plus any accrued and unpaid interest to, but not including, the repurchase date. If we are required to offer to repurchase the Series B Notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the Series B Notes at that time. In addition, our ability to repurchase the Series B Notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the Indenture governing the Series B Notes. See “Description of the Notes—Change of Control Offer.”
There is no public market for the Series B Notes, so you may be unable to sell your Series B Notes.
     The Series B Notes are new securities for which there is currently no public trading market. Consequently, the Series B Notes may be relatively illiquid, and you may be unable to sell your Series B Notes. We do not intend to list the Series B Notes on any securities exchange or to include the Series B Notes in any automated quotation system.
Fraudulent conveyance considerations.
     Under fraudulent conveyance laws, the guarantees by our subsidiaries might be subordinated to existing or future indebtedness incurred by those subsidiaries, or might not be enforceable, if a court or a creditors representative, such as a bankruptcy trustee, concluded that those subsidiaries:

•	Received less than fair consideration for the guarantees;

•	Were rendered insolvent as a result of issuing the guarantees;

•	Were engaged in a business or transaction for which our subsidiaries’ remaining assets constituted unreasonably small capital;

•	Intended to incur, or believed that we or they would incur, debts beyond our or their ability to pay as those debts matured; or

•	Intended to hinder, delay or defraud our or their creditors.
     The measure of insolvency varies depending upon the law of the relevant jurisdiction. Generally, however, a company is considered insolvent if its debts are greater than the fair value of its property, or if the fair saleable value of its assets is less than the amount that would be needed to pay its probable liabilities as its existing debts matured and became absolute.
The guarantees provided by our subsidiaries are subject to certain defenses that may limit your right to receive payment from the guarantors with regard to the Series B Notes.
     Although the guarantees provide the holders of the Series B Notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to assert a claim successfully against the guarantors.
All of our currently outstanding unsecured indebtedness will mature prior to the Series B Notes.
     As of May 31, 2009, we had $1.9  billion of senior notes outstanding that will rank pari passu with the Series B Notes. All of these other senior notes will mature prior to the Series B Notes. In addition, our $1.1 billion senior unsecured credit facility will mature in July 2011, if it is not extended or replaced. Accordingly, we will be required to refinance or repay this indebtedness prior to the maturity of the Series B Notes. See “Other Indebtedness.”
The guarantees of the Series B Notes may terminate.
     The principal reason our guarantor subsidiaries will guarantee the Series B Notes is so holders of the Series B Notes will have rights at least as great with regard to our subsidiaries as any other holders of a material amount of our unsecured debt. Therefore, the guarantees of the Series B Notes will remain in effect while the guarantor subsidiaries guarantee a material amount of the debt of Lennar Corporation, as a separate entity, to others. In addition to guaranteeing the Series B Notes, the subsidiary guarantors currently are guaranteeing our credit facility, $280 million principal amount of our 5.125% Senior Notes due 2010, $250 million principal amount of our 5.95% Senior Notes due 2011, $350 million principal amount of our 5.95% Senior Notes due 2013, $250 million principal amount of our 5.50% Senior Notes due 2014, $500 million principal amount of our 5.60% Senior Notes due 2015 and $250 million principal amount of our 6.50% Senior Notes due 2016. However, the subsidiaries’ guarantees of all of those notes, as well as the Series B Notes, will terminate with regard to any subsidiary while it is not guaranteeing at least $75 million of our debt. Therefore, if our subsidiaries cease guaranteeing our obligations under our credit facility, and are not guarantors of any new debt, the subsidiaries’ guarantees of the Series B Notes will terminate until such time, if any, as they again are guaranteeing at least $75 million of our debt, other than the Series B Notes. Accordingly, noteholders should anticipate that at some time in the future the Series B Notes may no longer be guaranteed by our subsidiaries.
     If our guarantor subsidiaries are guaranteeing revolving credit lines totaling at least $75 million, we will treat the guarantees of the Series B Notes as remaining in effect even during periods when our borrowings under the revolving credit lines are less than $75 million. Because it is possible that banks will permit some or all of our subsidiaries to stop guaranteeing the revolving credit facility, or that we will terminate our revolving credit lines under that facility (which we have discretion to do), it is possible that, at some time or times in the future, the Series B Notes will no longer be guaranteed by our subsidiaries.
There could be negative consequences to you if you do not exchange your Series A Notes for Series B Notes.
     Holders who fail to exchange their Series A Notes for Series B Notes will continue to be subject to restrictions on transfer of the Series A Notes. Any Series A Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of Series A Notes outstanding. Because we anticipate that most holders will elect to exchange the Series A Notes for Series B Notes due to the absence of restrictions on the resale of Series B Notes under the Securities Act, we anticipate that the market for Series A Notes that remain outstanding after the consummation of the exchange offer will be substantially limited. As a result of making the exchange offer, we will have fulfilled our obligations under the Registration Rights Agreement relating to the Series A Notes. Following the consummation of the exchange offer, holders who did not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement, and the Series A Notes that were not exchanged will continue to be subject to restrictions on transfer.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months
	Ended
	May 31		Years Ended November 30,
	2009	2008	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges (1) (2)	— x	— x	— x	— x	4.6x	10.5x	9.7x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations.

(2)	For the six months ended May 31, 2009 and 2008, we had an earnings-to-fixed charges deficiency of $240.1 million and $282.0 million, respectively. For the years ended November 30, 2008 and November 30, 2007, we had an earnings-to-fixed charges deficiency of $503.3 million and $2,628.2 million, respectively.
     There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratios of earnings to combined fixed charges and preferred stock dividends were the same as the ratios of earnings to fixed charges.
USE OF PROCEEDS
     The proceeds we received from the issuance of the Series A Notes were added to the funds we have available for general corporate purposes. One of the uses of these funds may be for repayment or repurchase of our near-term debt maturities or of debt of joint ventures that we have guaranteed. We will receive no proceeds from the exchange of the Series B Notes for the Series A Notes pursuant to the exchange offer.
ABSENCE OF PUBLIC MARKET
     The Series B Notes will be new securities for which there is no established trading market. We currently do not intend to list the Series B Notes on any securities exchange or to arrange for the Series B Notes to be quoted on any quotation system. Accordingly, it is not likely that an active trading market for the Series B Notes will develop or, if a market develops, that it will provide significant liquidity to holders of Series B Notes.
OTHER INDEBTEDNESS
     Our indebtedness as of May 31, 2009 is listed in the table in the section of this prospectus captioned “Capitalization.” None of that indebtedness, other than as described below, has any covenants that restrict our, or our subsidiaries’, ability to make payments on outstanding indebtedness or to pay dividends, or requires us to maintain financial attributes. Our 5.125% Senior Notes due 2010, 5.95% Senior Notes due 2011, 5.95% Senior Notes due 2013, 5.50% Senior Notes due 2014, 5.60% Senior Notes due 2015 and 6.50% Senior Notes due 2016 all have covenants, similar to those in the Indenture governing the Notes, that limit our or our subsidiaries’ ability to create liens securing indebtedness or enter into sale and leaseback transactions. We were in compliance with our debt covenants as of May 31, 2009.
     We have a $1.1 billion senior unsecured revolving credit facility (the “Credit Facility”) that matures in July 2011 that is governed by a Credit Agreement, dated July 21, 2006, among Lennar, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders and certain other parties thereto (as amended on August 21, 2007, January 23, 2008 and November 7, 2008, the “Credit Agreement”). Our borrowings under the Credit Facility are limited to the amount of a “borrowing base” consisting of specified percentages of the book values of various types of our assets. In order to be able to borrow under the Credit Facility, we are required to first use our cash in excess of $750 million. As of May 31, 2009, we had no availability to borrow under the Credit Facility. The Credit Facility is guaranteed by the same subsidiaries that guarantee the Series A Notes and will guarantee the Series B Notes.

     The Credit Agreement includes financial covenants which require, among other things, that we maintain a leverage ratio (as that term is defined in the Credit Agreement) that is less than or equal to 55% at the end of each quarter during our 2009 fiscal year and 52.5% during our 2010 fiscal year and through the maturity of our Credit Facility in 2011. Also, if our adjusted consolidated tangible net worth, calculated per the Credit Agreement, were to fall below $1.6 billion, the Credit Facility would be reduced to $0.9 billion. In no event may our adjusted consolidated tangible net worth, as calculated per the Credit Agreement, be less than $1.3 billion.
     In addition, the Credit Agreement requires us to effect quarterly reductions of our maximum recourse exposure related to debt of joint ventures in which we have investments to $535 million by November 30, 2009, which we had already accomplished as of May 31, 2009. We must also effect quarterly reductions of such exposure during our 2010 fiscal year that will reduce our maximum recourse exposure by the end of that year to $355 million. During the first six months of our 2011 fiscal year we must further reduce our maximum recourse exposure related to joint ventures to $275 million.
     These covenants are described in the Credit Agreement, which we have filed with the SEC. See “Where You Can Find More Information.” From time-to-time, we may amend the terms of the Credit Agreement or enter into new borrowing arrangements. Amendments to the Credit Agreement may modify or eliminate some or all of the covenants or may add new covenants, and new borrowing arrangements may include covenants that are different from those currently in the Credit Agreement.
     As of May 31, 2009, we had $357.2  million of letters of credit outstanding, of which $223.4 million were collateralized against certain borrowings available under our Credit Facility.
REGULATORY APPROVALS
     Except for the Securities Act and the Exchange Act and the rules and regulations under them, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the exchange offer.

CAPITALIZATION
(In thousands, except per share amounts)
     The table below shows our capitalization as of May 31, 2009. The exchange of outstanding Series B Notes for outstanding Series A Notes will not affect this capitalization.

May 31, 2009
Debt: (1)
Credit Facility (2)	$—
5.125% Senior Notes due 2010	279,918
5.95% Senior Notes due 2011	249,667
5.95% Senior Notes due 2013	347,156
5.50% Senior Notes due 2014	248,224
5.60% Senior Notes due 2015	501,522
6.50% Senior Notes due 2016	249,746
12.25% Senior Notes due 2017 (3)	392,392
Other debt	396,228

Total homebuilding debt	2,664,853
Financial services debt	276,708

Total debt	2,941,561

Stockholders’ equity:
Class A common stock of $0.10 par value per share, 155,383 shares issued (4)(5)	15,538
Class B common stock of $0.10 par value per share, 32,964 shares issued (6)	3,296
Additional paid-in capital	2,097,582
Retained earnings	978,789
Treasury stock, at cost, 11,407 Class A common stock and 1,680 Class B common stock	(613,199)

Total stockholders’ equity	2,482,006

Total capitalization	$5,423,567

(1)	At May 31, 2009, we guaranteed some of the indebtedness of our unconsolidated joint ventures in which we were a participant. Our maximum recourse exposure with respect to these unconsolidated joint ventures was $422.4 million.

(2)	As of May 31, 2009, we had a $1.1 billion Credit Facility of which $223.4 million is utilized for outstanding letters of credit.

(3)	Net of $7.6 million discount. The exchange of Series A Notes for Series B Notes will not affect the total amount of 12.25% Senior Notes due 2017 that are outstanding.

(4)	Does not include 7,224 shares of common stock issuable upon exercise of stock options that were outstanding as of May 31, 2009.

(5)	On April 20, 2009, we began an at the market offering of shares of our Class A common stock having an aggregate offering price of up to $275 million. Through May 31, 2009, we issued 12.8 million shares for gross proceeds of $126.3 million, or an average of $9.86 per share. After compensation to the distributors of $2.5 million, we received net proceeds of $123.8 million.

(6)	Does not include 32 shares of common stock issuable upon exercise of stock options that were outstanding as of May 31, 2009.

SELECTED FINANCIAL DATA
     The following table sets forth selected consolidated financial and operating information about us at or for the six months ended May 31, 2009 and 2008, and at or for the fiscal years ended, November 30, 2004 through 2008. The information presented below is based upon our historical financial statements.

	At or for the Six
	Months Ended
	May 31		At or for the Years Ended November 30
	2009	2008	2008	2007	2006	2005	2004 (1)
	(Dollars in thousands, except per share amounts)
Results of Operations:
Revenues:
Homebuilding	$1,334,263	2,040,320	4,263,038	9,730,252	15,623,040	13,304,599	10,000,632
Financial services	$150,653	150,509	312,379	456,529	643,622	562,372	500,336
Total revenues	1,484,916	2,190,829	4,575,417	10,186,781	16,266,662	13,866,971	10,500,968
Operating earnings (loss) from continuing operations:
Homebuilding (2)	$(236,480)	(250,364)	(400,786)	(2,913,999)	986,153	2,277,091	1,548,488
Financial services (3)	$17,031	(12,706)	(30,990)	6,120	149,803	104,768	110,731
Corporate general and administrative expenses	$(58,270)	(64,406)	(129,752)	(173,202)	(193,307)	(187,257)	(141,722)
Loss on redemption of 9.95% senior notes	$—	—	—	—	—	(34,908)	—
Earnings (loss) from continuing operations before (provision) benefit for income taxes	$(277,719)	(327,476)	(561,528)	(3,081,081)	942,649	2,159,694	1,517,497
Earnings from discontinued operations before (provision) benefit for income taxes (4)	$—	—	—	—	—	17,261	1,570
Earnings (loss) from continuing operations (5)	$(281,114)	(209,132)	(1,109,085)	(1,941,081)	593,869	1,344,410	944,642
Earnings from discontinued operations	$—	—	—	—	—	10,745	977
Net earnings (loss)	$(281,114)	(209,132)	(1,109,085)	(1,941,081)	593,869	1,355,155	945,619
Diluted earnings (loss) per share:
Earnings (loss) from continuing Operations	$(1.74)	(1.32)	(7.00)	(12.31)	3.69	8.17	5.70
Earnings from discontinued operations	$—	—	—	—	—	0.06	—
Net earnings (loss)	$(1.74)	(1.32)	(7.00)	(12.31)	3.69	8.23	5.70
Cash dividends declared per share- Class A and Class B common stock	$0.08	0.32	0.52	0.64	0.64	0.573	0.513
Financial Position:
Total assets (6)	$7,282,987	8,253,859	7,424,898	9,102,747	12,408,266	12,541,225	9,165,280
Debt:
Homebuilding	$2,664,853	2,310,494	2,544,935	2,295,436	2,613,503	2,592,772	2,021,014
Financial services	$276,708	327,273	225,783	541,437	1,149,231	1,269,782	896,934
Stockholders’ equity	$2,482,006	3,539,590	2,623,007	3,822,119	5,701,372	5,251,411	4,052,972
Shares outstanding (000s)	175,260	160,662	160,558	159,887	158,155	157,559	156,230
Stockholders’ equity per share	$14.16	22.03	16.34	23.91	36.05	33.33	25.94
Delivery and Backlog Information (including unconsolidated entities):
Number of homes delivered	5,291	7,426	15,735	33,283	49,568	42,359	36,204
Backlog of home sales contracts	2,062	3,958	1,599	4,009	11,608	18,565	15,546
Backlog dollar value	$545,735	1,254,125	456,270	1,384,137	3,980,428	6,884,238	5,055,273

(1)	In May 2005, we sold a subsidiary of our Financial Services segment’s title company. As a result of the sale, the subsidiary’s results of operations have been reclassified as discontinued operations to conform with the 2005 presentation.

(2)	Homebuilding operating earnings (loss) from continuing operations include $93.2 million and $140.9 million, respectively, of SFAS 144 valuation adjustments for the six months ended May 31, 2009 and 2008. For the six months ended May 31, 2009 and 2008, homebuilding operating earnings (loss) from continuing operations include $50.1 million and $26.9 million, respectively, of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which we have investments. In addition, it includes $44.2 million and $76.5 million, respectively, of APB 18 valuation adjustments to our investments in unconsolidated entities for the six months ended May 31, 2009 and 2008. Homebuilding operating earnings (loss) from continuing operations for the years ended November 30, 2008, 2007, 2006 and 2005 include $340.5 million, $2,445.1 million, $501.8 million and $20.5 million, respectively, of SFAS 144 valuation adjustments. In addition, it includes $32.2 million, $364.2 million and $126.4 million, respectively, of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which we have investments for the years ended November 30, 2008, 2007 and 2006, and $172.8 million, $132.2 million and $14.5 million, respectively of APB 18 valuation adjustments to our investments in unconsolidated entities for the years ended November 30, 2008, 2007 and 2006. During the year ended November 30, 2007, homebuilding operating earnings (loss) from continuing operations also includes $190.2 million of goodwill impairments. There were no other material valuation adjustments for the years ended November 30, 2005 and 2004.

(3)	Financial Services operating loss from continuing operations for the year ended November 30, 2008 includes a $27.2 million impairment of the Financial Services segment’s goodwill.

(4)	Earnings from discontinued operations before provision for income taxes includes a gain of $15.8 million for the year ended November 30, 2005 related to the sale of a subsidiary of the Financial Services segment’s title company.

(5)	Earnings (loss) from continuing operations for the six months ended May 31, 2009 and for the year ended November 30, 2008 include a $102.2 million and a $730.8 million valuation allowance, respectively, recorded against our deferred tax assets.

(6)	As of November 30, 2004, the Financial Services segment had assets of discontinued operations of $1.0 million related to a subsidiary of the segment’s title company that was sold in May 2005.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
     A Registration Rights Agreement between us and the initial purchasers of the Series A Notes requires that on or before August 28, 2009, we must, at our expense and for the benefit of the holders of the Series A Notes, file a registration statement with respect to a registered offer to exchange Series B Notes for identical principal amounts of the Series A Notes, and that we must use our reasonable best efforts to (1) cause that registration statement to be declared effective under the Securities Act on or before September 27, 2009 and (2) complete the exchange offer on or before November 26, 2009. If we fail to meet any of those targets, the interest rate on the Series A Notes will increase until we cure the default.
Terms of the Exchange Offer
     On the terms set forth in this prospectus and in the accompanying letter of transmittal, we will issue Series B Notes in exchange for all Series A Notes that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. The principal amount of the Series B Notes issued in the exchange will be the same as the principal amount of the Series A Notes for which the Series B Notes are exchanged. Holders may tender some or all of their Series A Notes in response to the exchange offer. However, Series A Notes may be tendered only in multiples of $1,000 principal amount.
     The form and terms of the Series B Notes will be the same in all material respects as the form and terms of the Series A Notes (except that the Series B Notes will not contain terms with respect to transfer restrictions). The Series B Notes will be guaranteed by the same guarantors as the Series A Notes.
     We will be deemed to accept all the Series A Notes that are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving Series B Notes from us. If any tendered Series A Notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those Series A Notes will be returned, without expense, to the tendering holder promptly after the expiration date.
     Holders who tender Series A Notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer.
     A holder who validly withdraws previously tendered Series A Notes will not receive Series B Notes unless the Series A Notes are re-tendered before 5:00 p.m., New York City time, on the expiration date. Holders will have the right to withdraw previously tendered Series A Notes until 5:00 p.m. New York City time on the expiration date, unless the Series A Notes have already been accepted for exchange.
     Interest on each Series B Note will accrue (A) from the later of (1) the last interest payment date on which interest was paid on the Series A Note that was surrendered, or (2) if the Series A Note is surrendered for exchange on a date between the record date for an interest payment and that interest payment date, the interest payment date or (B) if no interest has been paid on that Series A Note, from April 30, 2009, the issue date of the Series A Notes.
Expiration Date; Extension; Termination
     The exchange offer will expire at 5:00 p.m., New York City time, on [ • ], 2009, which will be the expiration date, unless we extend it by notice to the exchange agent. We reserve the right to extend the exchange offer at our discretion. If we extend the exchange offer, the term “expiration date” will mean the date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and we will make a public announcement of any extension not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Immediately after the expiration date, we will accept all Series A Notes that have been properly tendered and not withdrawn.

Procedures for Tendering Notes
     Any holder of Series A Notes may tender Series A Notes in response to the exchange offer. To tender Series A Notes, the holder must deliver to the exchange agent, before 5:00 p.m., New York City time, on the expiration date:
•	A Book-Entry Confirmation from DTC that the Series A Notes have been delivered by book-entry transfer to the account of the exchange agent with DTC;

•	Either
o	a letter of transmittal, or a facsimile of one, that has been completed and executed in accordance with the instructions contained in the section of this prospectus titled “The Exchange Offer — Procedures for Tendering Notes” and in the letter of transmittal, or

o	an Agent’s Message, which will be part of the Book-Entry Confirmation, stating the DTC has received an express acknowledgment that the applicable DTC participant has received and agrees to be bound by the exchange offer contained in this prospectus and the letter of transmittal, and that Lennar may enforce that agreement against the participant; and
•	Any other documents required by the letter of transmittal.
     Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility System may make book-entry delivery of Series A Notes by causing DTC to transfer the Series A Notes into the exchange agent’s account at DTC in accordance with DTC’s transfer procedure. Because the only outstanding Series A Notes are Global Notes held by DTC, all tenders of Series A Notes must be made in that manner. Even though delivery of Series A Notes is effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, must be transmitted to and received or confirmed by the exchange agent at its address or facsimile number as set forth under the caption “— Exchange Agent” below before 5:00 p.m., New York City time, on the expiration date. Delivery of a document to DTC does not constitute delivery to the exchange agent.
     A tender of Series A Notes by a holder will constitute an agreement by the holder to transfer the Series A Notes to us in exchange for Series B Notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
     The method of delivering the letter of transmittal (if one is being delivered) and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or Series A Notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.
     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series A Notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.
     If a letter of transmittal or any bond powers or other assignment documents are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Series A Notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any Series A Notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes, without being required to waive the same defects, irregularities or conditions as to other Series A Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to ask the exchange agent to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any Series A Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
     We have the right (subject to limitations contained in the Indenture) (1) to purchase or make offers for any Series A Notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase Series A Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.
     Based on interpretations by the staff of the SEC set forth in no-action letters issued to persons unrelated to us, we believe that a person who receives Series B Notes issued pursuant to the exchange offer (other than (1) a broker-dealer who purchased the Series A Notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), may resell the Series B Notes without registration or the need to deliver a prospectus under the Securities Act, provided that the person acquires the Series B Notes in the ordinary course of the person’s business and the person has no arrangement to participate in a distribution of the Series B Notes. If a person were to acquire Series B Notes through the exchange offer for the purpose of participating in a distribution of them, that person would probably be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a sale of Series B Notes.
     If the holder is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will deliver a prospectus in connection with any resale of those Series B Notes.
Guaranteed Delivery Procedures
     Holders who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available, or (2) who cannot deliver their Series A Notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:
     (a) The tender is made through an eligible institution;
     (b) Before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, and the principal amount of Series A Notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within three business days after the expiration date, confirmation of a book-entry transfer into the exchange agent’s account at DTC and any other documents required by the letter of transmittal will be delivered to the exchange agent; and
     (c) Confirmation of a book-entry transfer into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.
     Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to any holder who may wish to use the guaranteed delivery procedures described above.

Withdrawal of Tenders
     Except as otherwise described below, holders will have the right to withdraw previously tendered Series A Notes until 5:00 p.m. New York City time on the expiration date, unless the Series A Notes have already been accepted for exchange.
     To withdraw a tender of Series A Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, and before we have accepted the Series A Notes for exchange. Any notice of withdrawal must (i) specify the name of the person who deposited the Series A Notes to be withdrawn, (ii) identify the Series A Notes to be withdrawn (including the principal amounts of the Series A Notes), (iii) be signed by the depositor in the same manner as the signature on the letter of transmittal by which the Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Series A Notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn Series A Notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any Series A Notes that are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Series B Notes will be issued with respect to those withdrawn Series A Notes, unless they are validly re-tendered. Any Series A Notes that have been tendered but that are not accepted for exchange or that are withdrawn will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Series A Notes may be re-tendered at any time before 5:00 p.m., New York City time, on the expiration date.
Fees and Expenses
     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by facsimile, telephone or in person by officers and regular employees of ours and our affiliates.
     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Series A Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.
     We will pay all transfer taxes, if any, applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer. If, however, Series B Notes or Series A Notes that are not tendered or accepted for exchange are to be issued in the name of a person other than the registered holder, or if tendered Series A Notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than by reason of the exchange of Series A Notes for Series B Notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or on any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue Series B Notes in exchange for Series A Notes, or to return Series A Notes that are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Material Federal Income Tax Consequences
Important Notice:
The discussion that follows is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding United States Federal tax penalties, and was written in connection with this exchange offer of Series A Notes for Series B Notes. You should seek tax advice from an independent tax advisor based on your particular circumstances.
     The exchange of the Series A Notes for Series B Notes in the exchange offer will be treated as a “non-event” for United States Federal income tax purposes because the Series B Notes will not be considered to differ materially in kind or extent from the Series A Notes. Consequently, (1) no gain or loss should be realized by a U.S. Holder upon receipt of a Series B Note; (2) the holding period of the Series B Note should include the holding period of the Series A Note for which it is exchanged; and (3) the adjusted tax basis of the Series B Note should be the same as the adjusted tax basis of the Series A Note for which it is exchanged, immediately before the exchange. Even if the exchange of a Series A Note for a Series B Note were treated as an exchange, the exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, a Series B Note should have the same issue price as a Series A Note and a U.S. Holder should have the same adjusted basis and holding period in the Series B Note as it had in the Series A Note immediately before the exchange. A “U.S. Holder” means a person who is, for United States federal income tax purposes, (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; or (3) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Accounting Treatment
     The Series B Notes will be recorded in our accounting records at the same carrying value as the Series A Notes. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer.
Exchange Agent
     The Bank of New York Mellon has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the consent and letter of transmittal should be addressed to the exchange agent, as follows:

By Facsimile:	By Registered Mail, Certified Mail or Overnight Courier:

Fax number: 212-298-1915	The Bank of New York Mellon
Attention: David Mauer	101 Barclay Street
Confirm by telephone: 212-815-3687	Floor 7 East
New York, NY 10286
Attention: David Mauer
     Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent.

DESCRIPTION OF THE NOTES
     We issued the Series A Notes, and we will issue the Series B Notes, under an Indenture (the “Indenture”) dated as of April 30, 2009 among us, the subsidiary guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the “TIA”). Any Series A Notes that remain outstanding after the completion of the exchange offer will be treated under the Indenture as part of a single class of securities consisting of the Series B Notes and the remaining Series A Notes.
     We have summarized in this section the principal terms of the Series B Notes and the Indenture under which they were issued. This summary is not complete. You should read the Indenture and the Series B Notes for additional information before you decide to exchange Series A Notes for Series B Notes, because those documents, and not this description, define your rights as a holder of Series B Notes. You may request copies of these documents at our address shown under the caption “Incorporation by Reference” elsewhere in this prospectus.
     Capitalized terms used but not defined in this section have the meanings specified in the Indenture. For purposes of this “Description of the Notes,” “we,” “our” or “us” refers to Lennar Corporation and does not include our subsidiaries, except in references to financial data determined on a consolidated basis. Except where the context otherwise requires, references to “interest” include any “Additional Interest” that may accrue.
General
     The Series B Notes will be our direct, unsecured obligations and will rank equal in right of payment by us with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Series B Notes will be issued in denominations of $1,000 principal amount and integral multiples of that amount and will be payable, and may be presented for registration of transfer and exchange, without service charge, at the Trustee’s office in New York, New York.
     The Series B Notes are limited in aggregate principal amount to $400,000,000, but we may, without consent of the Holders, “reopen” the Series B Notes and issue additional Series B Notes at any time on the same terms and conditions and with the same CUSIP number as the Series B Notes we offer by this prospectus. The Series B Notes will mature on June 1, 2017. Interest on the Series B Notes will accrue at 12.25% per annum and will be payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2009. Interest will also be payable with regard to the Series B Notes on their maturity date. If any interest payment date, maturity date or redemption date is not a Business Day, then the interest payment will be postponed until the first following Business Day and no additional interest will accrue.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a legal holiday in New York, New York.
     We will pay interest to the persons in whose names the Series B Notes are registered at the close of business on the May 15 or November 15, as applicable, before the interest payment date; provided that the interest payable at the maturity date or on a redemption date will be paid to the person to whom principal is payable.
     Interest on the Series B Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. There is no sinking fund applicable to the Series B Notes.
     In connection with the Series B Notes, we have not agreed to any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities. We have agreed to no covenants or other provisions to protect Holders (as defined below) of the Series B Notes in the event of a highly leveraged transaction.

Redemption at Our Option
     We may, at our option, redeem the Series B Notes in whole or in part from time to time, on at least 30 but not more than 60 days’ prior notice, at a redemption price equal to the greater of:
•	100% of their principal amount; or

•	the present value of the Remaining Scheduled Payments (as defined below) on the Series B Notes being redeemed, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 50 basis points (0.50%).
     We will also pay accrued interest on the Series B Notes being redeemed to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     If money sufficient to pay the redemption price of and accrued interest on the Series B Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Series B Notes (or portions of Series B Notes) called for redemption and those Series B Notes will cease to be outstanding.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Series B Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series B Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such price on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Reference Treasury Dealer” means (A) Citigroup Global Markets Inc. (or its affiliate that is a Primary Treasury Dealer); provided, however, that if it shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
     “Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal (or of the portion) thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Guarantees
     Each of the guarantors will unconditionally guarantee all of our obligations under the Series B Notes including our obligations to pay principal, premium, if any, and interest with respect to the Series B Notes. The guarantees will be general unsecured obligations of the guarantors and will rank pari passu with all existing and future unsecured indebtedness of the guarantors that is not, by its terms, expressly subordinated in right of payment to the guarantees or other senior indebtedness of the guarantors. The obligations of each guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of that guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of the other guarantor under its guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of that guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment or distribution under a guarantee will be entitled to a contribution from each other guarantor in an amount pro rata, based on the net assets of each guarantor, determined in accordance with United States generally accepted accounting principles, or GAAP.
     The Indenture requires that each of our existing and future wholly-owned Subsidiaries (other than any foreign Subsidiary and any finance company Subsidiary) that guarantees any Indebtedness of ours or of any other Subsidiary (other than guarantees by Subsidiaries of U.S. Home Corporation (one of our Subsidiaries) solely of U.S. Home’s obligations as a guarantor under certain senior credit facilities) be a guarantor. The guarantee of the Series B Notes by a Subsidiary will be suspended, and that Subsidiary will not be a guarantor and will not have any obligations with regard to the Series B Notes, during any period when the principal amount of our (i.e., Lennar Corporation’s) obligations or of any Restricted Subsidiary’s obligations as a guarantor of our (i.e., Lennar Corporation’s) obligations, in each case other than the Series B Notes and any other debt obligations containing provisions similar to this, that the Subsidiary is guaranteeing totals less than $75 million. If any guarantor is released from its guarantee of the outstanding Indebtedness of us or any other Subsidiary, such guarantor will be automatically released from its obligations as guarantor under the Indenture, and from and after such date, such guarantor shall cease to constitute a guarantor of the Series B Notes and a Restricted Subsidiary.
     The Indenture provides that if all or substantially all of the assets of any guarantor or all of the capital stock of any guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by us or any of our Subsidiaries, then such guarantor or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the Series B Notes.
Change of Control Offer
     If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Series B Notes by notifying the noteholders to that effect as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of Series B Notes to repurchase all or any part (equal to $1,000 or integral multiples of that amount) of that holder’s Series B Notes on the terms set forth in the Series B Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Series B Notes repurchased, plus accrued and unpaid interest, if any, on the Series B Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the Series B Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Series B Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

     On each Change of Control Payment Date, we will, to the extent lawful:
•	accept for payment all Series B Notes or portions of Series B Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Series B Notes or portions of Series B Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Series B Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Series B Notes or portions of Series B Notes being repurchased and that all conditions precedent provided for in the Indenture to the Change of Control Offer and to the repurchase by us of Series B Notes pursuant to the Change of Control Offer have been complied with.
     We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all Series B Notes properly tendered and not withdrawn under its offer.
     To the extent that we are required to offer to repurchase the Series B Notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the Series B Notes in cash at such time. In addition, our ability to repurchase the Series B Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the Series B Notes.
     We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Series B Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Series B Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Series B Notes by virtue of any such conflict.
     For purposes of the Change of Control Offer provisions of the Series B Notes, the following terms will be applicable:
     “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

     Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clause (2) above if, either:
     (i) (A) we become a direct or indirect wholly-owned subsidiary of a holding company and (B) (1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) the shares of our Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction; or
     (ii) (A) Stuart Miller, together with members of his immediate family, directly or indirectly, becomes the beneficial owner of more than 50%, but less than 66 2 /3%, of our outstanding Voting Stock (measured by voting power rather than number of shares) and (B) immediately after such transaction or transactions, our Class A common stock is listed for trading on the New York Stock Exchange or The Nasdaq Global Market.
     The term “person,” as used in this definition, has the meaning given thereto in Section 13(d) (3) of the Exchange Act.
     The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Series B Notes to require us to repurchase its Series B Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
     “Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date the Series B Notes were initially issued or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of the nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which that member was named as a nominee for election as a director, without objection to the nomination).
     “Fitch” means Fitch Inc. and its successors.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the applicable Series B Notes or fails to make a rating of the applicable Series B Notes publicly available for reasons beyond our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c) (2) (vi) (F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.
     “Rating Event” means the rating on the Series B Notes is lowered by at least two of the three Rating Agencies and the Series B Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Series B Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the earlier of (i) the first public notice of the occurrence of a Change of Control or (ii) the first public notice of our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d) (3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.
Certain Covenants
     Limitation on Liens . We will not, nor will we permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any of our or its properties, whether owned on the date of original issuance of the Series B Notes (“Issue Date”) or thereafter acquired, unless:
•	if such Lien secures indebtedness ranking equal in right of payment with the Series B Notes, then the Series B Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien;

•	if such Lien secures Indebtedness which is subordinated to the Series B Notes, then the Series B Notes are secured and the Lien securing such Indebtedness is subordinated to the Lien granted to the Holders of the Series B Notes to the same extent as such Indebtedness is subordinated to the Series B Notes; or

•	such Lien is a Permitted Lien (as defined below).

•	The following Liens are “Permitted Liens”:
•	Liens on property of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by us or any Restricted Subsidiary, provided that such Liens were in existence prior to, and were not created in contemplation of, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with us or any Restricted Subsidiary;

•	Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary; provided that such Liens were in existence prior to, and were not created in contemplation of, such acquisition and do not extend to any assets other than the property acquired;

•	Liens imposed by law such as carriers’, warehouseman’s or mechanics’ Liens, and other Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

•	Liens incurred in connection with pollution control, industrial revenue, water, sewage or any similar bonds;

•	Liens securing Indebtedness representing, or incurred to finance, the cost of acquiring, constructing or improving any assets, provided that the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges;

•	Liens securing Indebtedness (A) between a Restricted Subsidiary and us, or (B) between Restricted Subsidiaries;

•	Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of our business taken as a whole;

•	pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which Lennar or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of us or of any Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

•	Liens granted to any bank or other institution on the payments to be made to such institution by us or any Subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

•	Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies;

•	Liens arising from the Uniform Commercial Code financing statements regarding leases;

•	Liens securing indebtedness incurred to finance the acquisition, construction, improvement, development or expansion of a property which is given within 180 days of the acquisition, construction, improvement, development or expansion of such property and which is limited to such property;

•	Liens incurred in connection with Non-Recourse Indebtedness;

•	Liens existing on the Issue Date;

•	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

•	Liens securing refinancing Indebtedness; provided that any such Lien does not extend to or cover any property or assets other than the property or assets securing Indebtedness so refunded, refinanced or extended;

•	easements, rights-of-way and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from our properties subject thereto; and

•	any extensions, substitutions, modifications, replacements or renewals of the Permitted Liens described above.
     Notwithstanding the foregoing, we may, and any Restricted Subsidiary may, create, assume, incur or suffer to exist any Lien upon any of our properties or assets without equally and ratably securing the Series B Notes if, at the time the Indebtedness secured by the Lien is incurred, the aggregate amount of all Indebtedness then outstanding secured by such Lien and all other Liens which are not Permitted Liens, together with the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale Leaseback Transactions (as defined below), does not exceed 20% of Total Consolidated Stockholders’ Equity.
     Sale and Leaseback Transactions . We will not, nor will we permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction, except for any of the following “Permitted Sale-Leaseback Transactions”:
•	a Sale-Leaseback Transaction involving the leasing by us or any Restricted Subsidiary of model homes in our communities;

•	a Sale-Leaseback Transaction relating to a property which occurs within 180 days from the date of acquisition of such property by us or a Restricted Subsidiary or the date of the completion of construction or commencement of full operations on such property, whichever is later;

•	a Sale-Leaseback Transaction where we, within 365 days after such Sale-Leaseback Transaction, apply or cause to be applied to the retirement of our or any Restricted Subsidiary’s Funded Debt (other than our Funded Debt which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Series B Notes) proceeds of the sale of such property, but only to the extent of the amount of proceeds so applied;

•	a Sale-Leaseback Transaction where we or our Restricted Subsidiaries would, on the effective date of the relevant sale or transfer, be entitled, pursuant to the Indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon the relevant property at least equal in amount to the then present value (discounted at the actual rate of interest of the Sale-Leaseback Transaction) of the obligation for the net rental payments in respect of such Sale-Leaseback Transaction without equally and ratably securing the Series B Notes;

•	a Sale-Leaseback Transaction (A) between Lennar and a Restricted Subsidiary or (B) between Restricted Subsidiaries, so long as the lessor is Lennar or a wholly-owned Restricted Subsidiary; or

•	a Sale-Leaseback Transaction which has a lease of no more than three years in length.

•	Notwithstanding the foregoing provisions, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any real or tangible personal property which is not a Permitted Sale-Leaseback Transaction, provided that, at the time of the Sale-Leaseback Transaction, the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale-Leaseback Transactions, together with all Indebtedness secured by Liens other than Permitted Liens, does not exceed 20% of Total Consolidated Stockholders’ Equity.

•	Mergers and Consolidations. We may not consolidate with or merge into, or sell or lease our assets substantially as an entirety to, a Person unless:

•	the resulting corporation or the person which acquires or leases our assets expressly assumes our obligations to pay principal, premium, if any, and interest with regard to the Series B Notes and all the covenants in the Indenture; and

•	immediately after the transaction, no Event of Default or event which, after notice or lapse of time or both, would be an Event of Default, will have occurred and continue.
Compliance Certificate
     We must deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate as to the signer’s knowledge of our compliance with all conditions and our covenants in the Indenture. The Officers’ Certificate also must state whether or not the signer knows of any Default or Event of Default. If the signer knows of such a Default or Event of Default, the Officers’ Certificate must describe the Default or Event of Default and the efforts to remedy it. For the purposes of this provision of the Indenture, compliance is determined without regard to any grace period or requirement of notice under the Indenture.
Events of Default and Remedies
     The following are Events of Default under the Indenture:
•	if we fail to pay any interest on the Series B Notes continuing for 30 days after it was due;

•	if we fail to pay any principal or redemption price or repurchase price due with respect to the Series B Notes;

•	our or any Restricted Subsidiary’s failure to fulfill an obligation to pay Indebtedness for money borrowed by the Company or a Restricted Subsidiary (other than Indebtedness which is non-recourse to us or any Restricted Subsidiary), which such failure shall have resulted in the acceleration of, or be a failure to pay at final maturity, Indebtedness aggregating more than $50 million;

•	our failure to perform any other covenant or warranty in the Indenture, continued for 30 days after written notice as provided in the Indenture;

•	final judgments or orders are rendered against us or any Restricted Subsidiary which require the payment by us or any Restricted Subsidiary of an amount (to the extent not covered by insurance) in excess of $50 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any Restricted Subsidiary.
     If an Event of Default has occurred and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Series B Notes then outstanding may declare the principal amount of the Series B Notes then outstanding and interest, if any, accrued thereon to be due and payable immediately. However, if we cure all defaults (except the nonpayment of the principal and interest due on any of the Series B Notes that have become due by acceleration) and certain other conditions in the Indenture are met, with certain exceptions, such declaration may be annulled and past defaults may be waived by the Holders of a majority of the principal amount of the Series B Notes then outstanding. In the case of certain events of bankruptcy or insolvency, the principal amount of the Series B Notes will automatically become and be immediately due and payable.
     Within 90 days after a Trust Officer (as defined in the Indenture) has knowledge of the occurrence of a Default or any Event of Default, the Trustee must mail to all Holders notice of all Defaults or Events of Default known to a Trust Officer, unless such Default or Event of Default is cured or waived before the giving of such notice. However, except in the case of a payment default on any of the Series B Notes, the Trustee will be protected in withholding such notice if and so long as a trust committee of directors and/or officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.
     The Holders of a majority in principal amount of the Series B Notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with regard to the Series B Notes, subject to certain limitations specified in the Indenture.
Modifications of the Indenture
     With the consent of the Holders of not less than a majority in principal amount of the Series B Notes at the time outstanding, we and the Trustee may modify the Indenture or any supplemental indenture or the rights of the Holders of the Series B Notes. However, without the consent of each Holder of Series B Notes which is affected, we cannot, among other actions:
•	extend the fixed maturity of any Note;

•	reduce the rate or extend the time for the payment of interest;

•	reduce the principal amount of any Note or the redemption price;

•	impair the right of a Holder to institute suit for the payment thereof; or

•	change the currency in which the Series B Notes are payable.
     In addition, without the consent of the Holders of all of the Series B Notes then outstanding, we cannot reduce the percentage of Series B Notes the Holders of which are required to consent to any such supplemental indenture.
Global Securities
     The Series B Notes will be issued in the form of one or more global securities (“Global Securities”) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”). Interests in the Global Securities will be issued only in denominations of $1,000 principal amount or integral multiples of that amount. Unless and until it is exchanged in whole or in part for securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of DTC for such Global Security, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Book-Entry System
     Initially, the Series B Notes will be registered in the name of Cede & Co., the nominee of DTC. Accordingly, beneficial interests in the Series B Notes will be shown on, and transfers of Series B Notes will be effected only through, records maintained by DTC and its participants. Information about DTC is included in the section of this prospectus captioned “Book Entry, Delivery and Form,” which begins on page 36.
     Payments on the Series B Notes registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the Global Securities. We and the Trustee will treat DTC’s nominee as the owner of such Series B Notes for all other purposes as well. Therefore, neither we, the Trustee nor any paying agent has any direct responsibility or liability for the payment of any amount due on the Series B Notes to owners of beneficial interests in the Global Securities. It is DTC’s current practice, upon receipt of any payment, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the Global Securities as shown on DTC’s records unless DTC has reason to believe that it will not receive payment. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such Direct and Indirect Participants and not of DTC, the Trustee or us.
     Series B Notes represented by a Global Security will be exchangeable for Series B Notes in definitive form of like tenor in authorized denominations only if:
•	DTC notifies us that it is unwilling or unable to continue as depositary;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we, in our discretion, determine not to require all of the Series B Notes to be represented by a Global Security and notify the Trustee of our decision.
Same-Day Settlement and Payment
     So long as DTC continues to make its Same-Day Funds Settlement System available to us, all payments on the Series B Notes will be made by us in immediately available funds.
     Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, the Series B Notes will trade in DTC’s Same-Day Funds Settlement System until maturity; therefore, DTC will require that trades be settled in immediately available funds.
Concerning the Trustee
     The Bank of New York Mellon is the Trustee under the Indenture and will be appointed by us as the initial paying agent, registrar and custodian with regard to the Series B Notes. We may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business.
     The Trustee and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.
Discharge of the Indenture
     We may satisfy and discharge our obligations under the Indenture with respect to the Series B Notes by:
•	delivering to the Trustee for cancellation all outstanding Series B Notes; or

•	depositing with the Trustee, after all outstanding Series B Notes have become due and payable (or are by their terms to become due and payable within one year), whether at stated maturity, or otherwise, cash and/or U.S. Government Obligations sufficient to pay all of the outstanding Series B Notes and paying all other sums payable under the Indenture by us with respect to the Series B Notes.

     Upon the deposit of such funds with the Trustee, the Indenture will, with certain limited exceptions, cease to be of further effect with respect to the Series B Notes. The rights that would continue following the deposit of those funds with the Trustee are:
•	the remaining rights of registration of transfer, substitution and exchange of the Series B Notes;

•	the rights of Holders under the Indenture to receive payments due with respect to the Series B Notes and the other rights, duties and obligations of Holders, as beneficiaries with respect to the amounts, if any, so deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the Indenture.
Certain Definitions
     The following are definitions of certain of the terms used in the Indenture.
     “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a consolidated balance sheet of Lennar and the Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:
     (A) all short-term liabilities, i.e., liabilities payable by their terms less than one year from the date of determination and not renewable or extendable at the option of the obligor for a period ending more than one year after such date, and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;
     (B) investments in subsidiaries that are not Restricted Subsidiaries; and
     (C) all assets reflected on our balance sheet as the carrying value of goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.
     “Default” means any event which upon the giving of notice or the passage of time, or both, would be an Event of Default.
     “Funded Debt” of any Person means all Indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such person, and all Indebtedness, contingent or otherwise, incurred or assumed by such person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar Indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt shall not include:
•	any Indebtedness for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depositary either on or before the maturity or redemption date thereof;

•	any Indebtedness of such person to any of its subsidiaries or of any subsidiary to such person or any other subsidiary; or

•	any Indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such indebtedness is limited to the assets of such projects.

     “Holder” means a Person in whose name a Note is registered on the Registrar’s books. “Indebtedness” means, with respect to us or any Subsidiary, and without duplication:
     (a) the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect to all our or any Subsidiary’s indebtedness or obligations to any Person, including but not limited to banks and other lending institutions, for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement (including purchase money obligations with original maturities in excess of one year and noncontingent reimbursement obligations in respect of amounts paid under letters of credit);
     (b) all our or any Subsidiary’s reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;
     (c) all obligations and liabilities (contingent or otherwise) in respect of our or any Subsidiary’s leases required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on our balance sheet;
     (d) all our or any Subsidiary’s obligations (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;
     (e) all direct or indirect guaranties or similar agreements by us or any Subsidiary in respect of, and our or such Subsidiary’s obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d);
     (f) any indebtedness or other obligations, excluding any operating leases we or any Subsidiary is currently (or may become) a party to, described in clauses (a) through (d) secured by any Lien existing on property which is owned or held by us or such Subsidiary, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us or such Subsidiary; and
     (g) any and all deferrals, renewals, extensions and refinancing of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).
     “Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.
     “Non-Recourse Indebtedness” means any of our Indebtedness or any Restricted Subsidiary’s Indebtedness for which the holder of such Indebtedness has no recourse, directly or indirectly, to us or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which we are not or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other security interests or other recourse, obligations or liabilities, in respect of specific land or other real property interests of us or such Restricted Subsidiary securing such indebtedness; provided, however, that recourse, obligations or liabilities solely for indemnities, or breaches of warranties or representations in respect of Indebtedness will not prevent that Indebtedness from being classified as Non-Recourse Indebtedness.
     “Officers’ Certificate” when used with respect to us means a certificate signed by two of our officers (as specified in the Indenture), each such certificate will comply with Section 314 of the TIA and include the statements required under the Indenture.
     “Paying Agent” means the office or agency designated by us where the Series B Notes may be presented for payment.

     “Person” means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any government agency or political subdivision.
     “Restricted Subsidiary” means any guarantor.
     “Sale-Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary of any property which is either (A) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination, or (B) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Lennar or a Restricted Subsidiary.
     “Subsidiary” means (1) a corporation or other entity of which a majority in voting power of the stock or other interests is owned by us, by a Subsidiary or by us and one or more Subsidiaries or (2) a partnership, of which we or any Subsidiary is the sole general partner.
     “Total Consolidated Stockholders’ Equity” means, with respect to any date of determination, our total consolidated stockholders’ equity as shown on the most recent consolidated balance sheet that is contained or incorporated in the latest annual report on Form 10-K (or equivalent report) or quarterly report on Form 10-Q (or equivalent report) filed with the SEC, and is as of a date not more than 181 days prior to the date of determination, in the case of the consolidated balance sheet contained or incorporated in an annual report on Form 10-K, or 135 days prior to the date of determination, in the case of the consolidated condensed balance sheet contained in a quarterly report on Form 10-Q.
     “U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

BOOK ENTRY, DELIVERY AND FORM
     The certificates representing the Series B Notes will be issued in fully registered form. The Series B Notes initially will be represented by a single, permanent global note (a “Global Note”), in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee.
     Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Series B Notes represented by such Global Note that are received by such persons in the exchange offer. Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Any person acquiring an interest in a Global Note through an offshore transaction may hold such interest through Clearstream (formerly known as Cedel) or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the interests of owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.
     Payment of principal of and interest on Series B Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Series B Notes represented thereby for all purposes under the Indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.
     A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated Series B Notes only if (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) we in our discretion at any time determine not to have all the Series B Notes represented by such Global Note, or (c) there shall have occurred and be continuing a default or an event of default with respect to the Series B Notes represented by such Global Note. Any Global Note that is exchangeable for certificated Series B Notes pursuant to the preceding sentence will be exchanged for certificated Series B Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Series B Notes, (a) certificated Series B Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Series B Notes will be payable, and the transfer of the certificated Series B Notes will be registerable, at our office or agency maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Series B Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.
     So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Series B Notes represented by such Global Note for all purposes under the Indenture and the Series B Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Series B Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Series B Notes in definitive form and will not be considered to be the owners or holders of any Series B Notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that it will take any action permitted to be taken by a holder of Series B Notes (including the presentation of Series B Notes for exchange) only at the direction of one or more participants to whose accounts the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.
     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee nor the Initial Purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
SALES OF SERIES B NOTES RECEIVED BY BROKER-DEALERS
     A broker-dealer that holds Series A Notes for its own account as a result of market-making activities or other trading activities may participate in the exchange offer so long as the broker-dealer has not entered into any arrangement or understanding with us or any of our affiliates to distribute the Series B Notes. A broker-dealer that holds Series A Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Series B Notes in exchange for those Series A Notes in the exchange offer may be a statutory underwriter and must therefore deliver a prospectus which meets the requirements of the Securities Act of 1933, as amended, in connection with the resale of those Series B Notes.
     Each broker-dealer that receives Series B Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of Series B Notes received in exchange for Series A Notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [ • ], 2009, all dealers effecting transactions in the Series B Notes may be required to deliver a prospectus.
     We will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the Series B Notes. Any broker-dealer that sells Series B Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profits from sale of the Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such . We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Series A Notes), other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the Series A Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
     K&L Gates LLP, New York, New York, will pass on the validity of the Series B Notes for us. Mark Sustana, our General Counsel, will pass on the validity of the guarantees for us.
EXPERTS
     The consolidated financial statements, the related financial statement schedule incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended November 30, 2008, and the effectiveness of Lennar Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Internet website at www.sec.gov . In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, N.Y. 10005.
     Our obligations under the Exchange Act to file periodic reports and other information with the SEC may be suspended, under certain circumstances, if our Common Stock is held of record by fewer than 300 holders at the beginning of any fiscal year and is not listed on a national securities exchange. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Series B Notes remain outstanding, we will furnish to the holders of the Series B Notes upon request, and if required by the Exchange Act, file with the SEC, all annual, quarterly and current reports that we are or would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, we have agreed that, as long as any of the Series A Notes remain outstanding, we will make the information required by Rule 144A(d)(4) under the Securities Act available to any prospective purchaser of Series A Notes or beneficial owner of Series A Notes in connection with a sale of them.

INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we have previously filed with it or documents that we will file with the SEC in the future. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.
     We are incorporating by reference in this prospectus the documents listed below, which we have previously filed with the SEC. Each of the documents incorporated by reference is an important part of this prospectus.
(a)	our Annual Report on Form 10-K for the fiscal year ended November 30, 2008;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarters ended February 28, 2009 and May 31, 2009;

(c)	our Current Reports on Form 8-K filed on December 18, 2008, January 14, 2009, January 15, 2009, February 18, 2009, March 31, 2009, April 20, 2009 (two Current Reports), April 24, 2009, May 1, 2009, June 25, 2009 and July 21, 2009 and an amended Current Report on Form 8-K/A filed on April 20, 2009; and

(d)	our Proxy Statement on Schedule 14A filed on March 4, 2009 for our 2009 Annual Meeting of Stockholders.
     Whenever after the date of this prospectus and until one year after the expiration date of the exchange offer, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the prior statement. Nothing in this prospectus will be deemed to incorporate information furnished by us on Form 8-K that, pursuant to SEC rules, is not deemed “filed” for purposes of the Exchange Act.
     You may obtain a copy of any or all of the documents referred to above which have been or will be incorporated by reference into this prospectus (including exhibits specifically incorporated by reference in those documents), as well as a copy of the registration statement of which the prospectus is a part and its exhibits, at no cost to you upon oral request by calling our Office of the General Counsel at (305) 559-4000, or upon written request addressed to:
Lennar Corporation
700 Northwest 107th Avenue
Miami, Florida 33172
Attn: Office of the General Counsel
INDEMNIFICATION OF DIRECTORS, OFFICERS AND CONTROL PERSONS
     Section 145 of the Delaware General Corporation Law (“DGCL”) empowers us to indemnify, subject to certain limitations, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of ours, or is or was serving as such with respect to another entity at our request. The DGCL also permits us to purchase insurance covering our directors, officers, employees and agents, even if its coverage includes matters for which we could not indemnify our directors or officers. Additionally, our bylaws provide for the indemnification by us of each of our directors and officers to the fullest extent permitted by applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
     No dealer, salesperson, or other person has been authorized to give any information or to make any representations in connection with the offer made by this prospectus other than those contained in it and, if any information or representation not contained in this prospectus is given or made, that information or representation must not be relied upon as having been authorized by Lennar. This prospectus does not constitute an offer to exchange or the solicitation of an offer to exchange any security other than those to which it relates, nor does it constitute an offer to exchange, or the solicitation of an offer to exchange, to any person in any jurisdiction in which that offer or solicitation is not authorized, or in which the person making the offer or solicitation is not permitted to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any exchange as a result of the offer to which it relates will, under any circumstances, imply that there has been no change in the affairs of Lennar since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent its date.

$400,000,000
Offer to exchange any and all outstanding Series A
12.25% Senior Notes due 2017,
$400,000,000 aggregate principal
amount outstanding, for Series B
12.25% Senior Notes due 2017.

PROSPECTUS

August [ • ], 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification Of Directors And Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) empowers us to indemnify, subject to certain limitations, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of ours, or is or was serving as such with respect to another entity at our request. The DGCL also permits us to purchase insurance covering our directors, officers, employees and agents, even if its coverage includes matters for which we could not indemnify our directors or officers.
     Our bylaws provide for the indemnification by us of each of our directors and officers to the fullest extent permitted by applicable law.
Item 21. Exhibits And Financial Statement Schedules.

Exhibit
Number	Description
4.1	Indenture, dated April 30, 2009, between Lennar Corporation and The Bank of New York Mellon, as trustee, including Form of 12.25% Senior Note due 2017. *

4.2	Registration Rights Agreement, dated April 30, 2009, among Lennar Corporation and the Guarantors named therein as Issuers and the Initial Purchasers of the Series A 12.25% Senior Notes due 2017. *

5.1	Opinion of K&L Gates LLP (counsel).

5.2	Opinion of Mark Sustana (general counsel). †

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges. †

21.1	List of subsidiaries. **

23.1	Consent of K&L Gates LLP (counsel) (included in Exhibit 5.1).

23.2	Consent of Mark Sustana (general counsel) (included in Exhibit 5.2). †

23.3	Consent of Deloitte & Touche LLP (independent registered public accounting firm). †

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee.

99.1	Form of Letter of Transmittal. †

99.2	Form of Notice of Guaranteed Delivery. †

*	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2009.

**	Incorporated by reference to the Company’s Annual Report on Form 10-K for its fiscal year ended November 30, 2008.

†	Filed with this amendment

Item 22. Undertakings.
A. The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a—3 or Rule 14c—3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

E.	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (D) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

F.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

G.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

H.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stuart A. Miller, Bruce E. Gross, Diane J. Bessette and Mark Sustana as his or her true and lawful attorney-in-fact and agent, with full powers of substitution to sign for him or her and in his or her name any or all amendments (including post-effective amendments) to the registration statement to which this power of attorney is attached and to file those amendments and all exhibits to them and other documents to be filed in connection with them with the Securities and Exchange Commission.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, State of Florida, on August 11, 2009.

LENNAR CORPORATION
By:	Stuart A. Miller
Name: Stuart A. Miller Title: President and Chief Executive Officer

By:	/s/ Mark Sustana
Mark Sustana Attorney-in-Fact

     The following direct or indirect subsidiaries of registrant may guarantee the debt securities and are co-registrants under this registration statement:

Name of Co-Registrant	Name of Co-Registrant

360 Developers, LLC	DBJ Holdings, LLC
Aquaterra Utilities, Inc.	Enclave Land, LLC
Asbury Woods, LLC	F&R QVI Home Investments USA, LLC
Astoria Options, LLC	Fortress Mortgage, Inc.
Avalon Sienna III L.L.C.	Fortress Pennsylvania Realty, Inc.
Aylon, LLC	Fox-Maple Associates, LLC
Bay Colony Expansion 369, Ltd.	Garco Investments, LLC
Bay River Colony Development, Ltd.	Genesee Communities I, Inc.
BB Investment Holdings, LLC	Genesee Communities II, LLC
BCI Properties, LLC	Genesee Communities III, Inc.
Blackstone CC, LLC	Genesee Communities IV, LLC
BPH I, LLC	Genesee Communities IX, LLC
Bramalea California, Inc.	Genesee Communities V, LLC
Builders LP, Inc.	Genesee Communities VI, LLC
C & C Ranch, LLC	Genesee Communities VII, LLC
Cambria, LLC	Genesee Communities VIII, LLC
Camelot Ventures, LLC	Greystone Construction, Inc.
Cary Woods, LLC	Greystone Homes of Nevada, Inc.
CBM Management, Inc.	Greystone Homes, Inc.
Cedar Lakes II, LLC	Greystone Nevada, LLC
Cherrytree II LLC	Greywall Club, LLC
Colonial Heritage LLC	Gridley 33, LLC
Columbia Station, LLC	Haverford Venture L.L.C.
Concord at Cornerstone Lakes, LLC	Haverton, LLC
Concord at Meadowbrook L.L.C.	Heathcote Commons LLC
Concord at Ravenna, LLC	Home Buyer’s Advantage Realty, Inc.
Concord at the Glen, LLC	Home Integrity Insurance Company
Concord City Centre, LLC	Homecraft Corporation
ConnectionTime Holding, LLC	Inactive Companies, LLC
ConnectionTime, LLC	Independence L.L.C.
Coto de Caza, Ltd.	Lakelands at Easton, L.L.C.
Coventry, LLC	Landmark Homes, Inc.
Creekside Crossing, LLC	LCD Asante, LLC
Darcy-Joliet, LLC	LENH I, LLC

Name of Co-Registrant	Name of Co-Registrant

Lennar — BVHP, LLC	Lennar PI Property Acquisition, LLC
Lennar Aircraft I, LLC	Lennar PIS Management Company, LLC
Lennar Arizona Construction, Inc.	Lennar PNW, Inc.
Lennar Arizona, Inc.	Lennar Reflections, LLC
Lennar Associates Management Holding Company	Lennar Renaissance, Inc.
Lennar Associates Management, LLC	Lennar Reno, LLC
Lennar Buffington Colorado Crossing, L.P.	Lennar Riverside West Urban Renewal Company, L.L.C.
Lennar Buffington Zachary Scott, L.P.	Lennar Riverside West, LLC
Lennar Carolinas, LLC	Lennar Sacramento, Inc.
Lennar Central Park, LLC	Lennar Sales Corp.
Lennar Central Region Sweep, Inc.	Lennar San Jose Holdings, Inc.
Lennar Chicago, Inc.	Lennar Southland I, Inc.
Lennar Cobra, LLC	Lennar Southwest Holding Corp.
Lennar Colorado, LLC	Lennar Texas Holding Company
Lennar Communities Development, Inc.	Lennar Trading Company, LP
Lennar Communities Nevada, LLC	Lennar Ventures, LLC
Lennar Communities of Chicago L.L.C.	Lennar West Valley, LLC
Lennar Communities, Inc.	Lennar.com Inc.
Lennar Construction, Inc.	Lennar-Lantana Boatyard, Inc.
Lennar Coto Holdings, LLC	Len-Verandahs, LLP
Lennar Developers, Inc.	LFB Engineered Systems, Inc.
Lennar Family of Builders GP, Inc.	LFB-FSD, LLC
Lennar Family of Builders Limited Partnership	LFS Holding Company, LLC
Lennar Financial Services, LLC	LH Eastwind, LLC
Lennar Fresno, Inc.	LHI Renaissance, LLC
Lennar Funding, LLC	Long Beach Development, LLC
Lennar Georgia, Inc.	Lori Gardens Associates III, LLC
Lennar Gulf Coast, LLC	Lorton Station, LLC
Lennar Hingham Holdings, LLC	Madrona Ridge, LLC
Lennar Hingham JV, LLC	Madrona Village Mews L.L.C.
Lennar Homes Holding, LLC	Madrona Village, LLC
Lennar Homes of Arizona, Inc.	Mid-County Utilities, Inc.
Lennar Homes of California, Inc.	Mission Viejo 12S Venture, LP
Lennar Homes of Texas Land and Construction, Ltd.	Mission Viejo Holdings, Inc.
Lennar Homes of Texas Sales and Marketing, Ltd.	Montgomery Crossings, LLC
Lennar Homes, LLC	New Home Brokerage, Inc.
Lennar Port Imperial South, LLC	Northbridge L.L.C.
Lennar Illinois Trading Company, LLC	Northeastern Properties LP, Inc.
Lennar Imperial Holdings Limited Partnership	Palm Gardens at Doral, LLC
Lennar Land Partners Sub II, Inc.	Parc Chestnut L.L.C.
Lennar Land Partners Sub, Inc.	Perris Green Valley Associates, a California limited
Lennar Layton, LLC	partnership
Lennar Lytle, LLC	PG Properties Holding, LLC
Lennar Massachusetts Properties, Inc.	Pioneer Meadows Development, LLC
Lennar New Jersey Properties, Inc.	Pioneer Meadows Investments, LLC
Lennar New York, LLC	POMAC, LLC
Lennar Northeast Properties LLC	Prestonfield, LLC
Lennar Northeast Properties, Inc.	Providence Lakes, LLP
Lennar Pacific Properties Management, Inc.	Raintree Village II, LLC
Lennar Pacific Properties, Inc.	Raintree Village, L.L.C.
Lennar Pacific, Inc.	Reflections Urban Renewal Company, LLC
Lennar PI Acquisition, LLC	Rivendell Joint Venture

Name of Co-Registrant	Name of Co-Registrant

Rivenhome Corporation	Temecula Valley, LLC
Rutenberg Homes of Texas, Inc.	The Courts of Indian Creek L.L.C.
Rutenberg Homes, Inc. (Florida)	The Fortress Group, Inc.
Rye Hill Company, LLC	The Preserve at Coconut Creek, LLC
S. Florida Construction II, LLC	Trade Services Investments, Inc.
S. Florida Construction III, LLC	U.S. Home Corporation
S. Florida Construction, LLC	U.S. Home of Arizona Construction Co.
Santa Ana Transit Village, LLC	U.S. Home Realty, Inc.
Savell Gulley Development, LLC	U.S. Home/KB North Douglas, LLC
Seminole/70th, LLC	U.S.H. Los Prados, Inc.
Siena at Old Orchard, LLC	U.S.H. Realty, Inc.
Sonoma L.L.C.	USH — Flag, LLC
Spanish Springs Development, LLC	USH (West Lake), Inc.
Stoney Corporation	USH Equity Corporation
Stoneybrook Joint Venture	USH Millennium Ventures Corp.
Strategic Cable Technologies, L.P.	USH Woodbridge, Inc.
Strategic Holdings, Inc. d/b/a Lennar Communications Ventures (LCV)	UST Lennar HW Scala GP PIS 10, LLC UST Lennar HW Scala GP PIS 12, LLC
Strategic Technologies Communications of California, Inc.	UST Lennar HW Scala GP PIS 7, LLC
Strategic Technologies, LLC	WCP, LLC
Summerfield Venture L.L.C.	West Chocolate Bayou Development, LLC
Summerwood, LLC	West Van Buren, LLC
Summit Enclave, LLC	Westchase, Inc.
Summit Glen, LLC

AS GUARANTORS
By:	/s/ Mark Sustana
	Name:	Mark Sustana
	Title:	Secretary

     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
On Behalf of Lennar Corporation:

Signature	Title(s)	Date

Stuart A. Miller ‡	Chief Executive Officer and President	August 11, 2009

Stuart A. Miller	(Principal Executive Officer)

Bruce E. Gross ‡	Vice President and Chief Financial Officer	August 11, 2009

Bruce E. Gross	(Principal Financial Officer)

David M. Collins ‡	Controller	August 11, 2009

David M. Collins	(Principal Accounting Officer)

Irving Bolotin ‡	Director	August 11, 2009

Irving Bolotin

Steven L. Gerard ‡	Director	August 11, 2009

Steven L. Gerard

Sherrill W. Hudson ‡	Director	August 11, 2009

Sherrill W. Hudson

R. Kirk Landon ‡	Director	August 11, 2009

R. Kirk Landon

Sidney Lapidus ‡	Director	August 11, 2009

Sidney Lapidus

Donna E. Shalala ‡	Director	August 11, 2009

Dr. Donna E. Shalala

Jeffrey Sonnenfeld ‡	Director	August 11, 2009

Dr. Jeffrey Sonnenfeld

‡	By:	/s/ Mark Sustana

Mark Sustana
Attorney-in-Fact

On Behalf of the Following Co-Registrants:
360 Developers, LLC (40)
Aquaterra Utilities, Inc.*
Asbury Woods, LLC (1)
Astoria Options, LLC (2)
Avalon Sienna III L.L.C. (1)
Aylon, LLC (21)
Bay Colony Expansion 369, Ltd. (11)
Bay River Colony Development, Ltd. (11)
BB Investment Holdings, LLC (28)
BCI Properties, LLC (28)
Blackstone CC, LLC (32)
BPH I, LLC (29)
Bramalea California, Inc.*
Builders LP, Inc.*
C & C Ranch, LLC (7)
Cambria, LLC (1)
Camelot Ventures, LLC (2)
Cary Woods, LLC (1)
CBM Management, Inc. *
Cedar Lakes II, LLC (21)
Cherrytree II LLC (2)
Colonial Heritage LLC (2)
Columbia Station, LLC (1)
Concord at Cornerstone Lakes, LLC (1)
Concord at Meadowbrook L.L.C. (1)
Concord at Ravenna, LLC (1)
Concord at the Glen, LLC (1)
Concord City Centre, LLC (1)
Connection Time Holding, LLC (30)
Connection Time, LLC (31)
Coto de Caza, Ltd. (3)
Coventry, LLC (1)
Creekside Crossing, LLC (1)
Darcy-Joliet, LLC (20)
DBJ Holdings, LLC (28)
Enclave Land, LLC (1)
F&R QVI Home Investments USA, LLC (2)
Fortress Mortgage, Inc. *
Fortress Pennsylvania Realty, Inc. *
Fox-Maple Associates, LLC (2)
Garco Investments, LLC (27)
Genesee Communities I, Inc. *
Genesee Communities II, LLC (2)
Genesee Communities III, Inc. *
Genesee Communities IV, LLC (2)
Genesee Communities IX, LLC (26)
Genesee Communities V, LLC (2)
Genesee Communities VI, LLC (2)
Genesee Communities VII, LLC (2)
Genesee Communities VIII, LLC (2)
Greystone Construction, Inc. *

Greystone Homes of Nevada, Inc. **
Greystone Homes, Inc. *
Greystone Nevada, LLC (8)
Greywall Club, LLC (1)
Gridley 33, LLC (9)
Haverford Venture L.L.C. (1)
Haverton, LLC (1)
Heathcote Commons LLC (2)
Home Buyer’s Advantage Realty, Inc. *
Home Integrity Insurance Company (33)
Homecraft Corporation *
Inactive Companies, LLC (5)
Independence L.L.C. (2)
Lakelands at Easton, L.L.C. (2)
Landmark Homes, Inc. *
LCD Asante, LLC (25)
LENH I, LLC (5)
Lennar — BVHP, LLC (34)
Lennar Aircraft I, LLC (14)
Lennar Arizona Construction, Inc. *
Lennar Arizona, Inc. *
Lennar Associates Management Holding Company †
Lennar Associates Management, LLC *
Lennar Buffington Colorado Crossing, L.P. (11)
Lennar Buffington Zachary Scott, L.P. (11)
Lennar Carolinas, LLC *
Lennar Central Park, LLC (9)
Lennar Central Region Sweep, Inc. *
Lennar Chicago, Inc. *
Lennar Cobra, LLC (4)
Lennar Colorado, LLC (9)
Lennar Communities Development, Inc. *
Lennar Communities Nevada, LLC (8)
Lennar Communities of Chicago L.L.C. (1)
Lennar Communities, Inc. *
Lennar Construction, Inc. *
Lennar Coto Holdings, LLC (9)
Lennar Developers, Inc. *
Lennar Family of Builders GP, Inc. *
Lennar Family of Builders Limited Partnership (10)
Lennar Financial Services, LLC †††
Lennar Fresno, Inc. *
Lennar Funding, LLC (14)
Lennar Georgia, Inc. *
Lennar Gulf Coast, LLC (2)
Lennar Hingham Holdings, LLC (16)
Lennar Hingham JV, LLC (15)
Lennar Homes Holding, LLC (14)
Lennar Homes of Arizona, Inc. *
Lennar Homes of California, Inc. *
Lennar Homes of Texas Land and Construction, Ltd. (11)
Lennar Homes of Texas Sales and Marketing, Ltd. (11)
Lennar Homes, LLC (2)

Lennar Port Imperial South, LLC (18)
Lennar Illinois Trading Company, LLC (1)
Lennar Imperial Holdings Limited Partnership (17)
Lennar Land Partners Sub II, Inc. *
Lennar Land Partners Sub, Inc. *
Lennar Layton, LLC (25)
Lennar Lytle, LLC (4)
Lennar Massachusetts Properties, Inc. *
Lennar New Jersey Properties, Inc. *
Lennar New York, LLC (2)
Lennar Northeast Properties LLC (18)
Lennar Northeast Properties, Inc. *
Lennar Pacific Properties Management, Inc. *
Lennar Pacific Properties, Inc. *
Lennar Pacific, Inc. *
Lennar PI Acquisition, LLC (2)
Lennar PI Property Acquisition, LLC (2)
Lennar PIS Management Company, LLC (18)
Lennar PNW, Inc. *
Lennar Reflections, LLC (18)
Lennar Renaissance, Inc. *
Lennar Reno, LLC (8)
Lennar Riverside West Urban Renewal Company, L.L.C. (19)
Lennar Riverside West, LLC (18)
Lennar Sacramento, Inc. *
Lennar Sales Corp. *
Lennar San Jose Holdings, Inc. *
Lennar Southland I, Inc. *
Lennar Southwest Holding Corp. *
Lennar Texas Holding Company *
Lennar Trading Company, LP (11)
Lennar Ventures, LLC (14)
Lennar West Valley, LLC (7)
Lennar.com Inc. *
Lennar-Lantana Boatyard, Inc. *
Len-Verandahs, LLP (35)
LFB Engineered Systems, Inc. *
LFB-FSD, LLC (36)
LFS Holding Company, LLC (2)
LH Eastwind, LLC (5)
LHI Renaissance, LLC (5)
Long Beach Development, LLC (22)
Lori Gardens Associates III, LLC (2)
Lorton Station, LLC (2)
Madrona Ridge, LLC (1)
Madrona Village Mews L.L.C. (1)
Madrona Village, LLC (1)
Mid-County Utilities, Inc. *
Mission Viejo 12S Venture, LP (12)
Mission Viejo Holdings, Inc. *
Montgomery Crossings, LLC (1)
New Home Brokerage, Inc. *
Northbridge L.L.C. (1)

Northeastern Properties LP, Inc. ***
Palm Gardens at Doral, LLC (5)
Parc Chestnut L.L.C. (1)
Perris Green Valley Associates, a California limited partnership (6)
PG Properties Holding, LLC (21)
Pioneer Meadows Development, LLC (24)
Pioneer Meadows Investments, LLC (24)
POMAC, LLC (2)
Prestonfield, LLC (1)
Providence Lakes, LLP (35)
Raintree Village II, LLC (20)
Raintree Village, L.L.C. (1)
Reflections Urban Renewal Company, LLC (18)
Rivendell Joint Venture (23)
Rivenhome Corporation *
Rutenberg Homes of Texas, Inc. *
Rutenberg Homes, Inc. (Florida) *
Rye Hill Company, LLC (2)
S. Florida Construction II, LLC (5)
S. Florida Construction III, LLC (5)
S. Florida Construction, LLC (5)
Santa Ana Transit Village, LLC (37)
Savell Gulley Development, LLC (22)
Seminole/70th, LLC (5)
Siena at Old Orchard, LLC (1)
Sonoma L.L.C. (1)
Spanish Springs Development, LLC (2)
Stoney Corporation *
Stoneybrook Joint Venture (23)
Strategic Cable Technologies, L.P. (13)
Strategic Holdings, Inc. d/b/a Lennar Communications Ventures (LCV) ††
Strategic Technologies Communications of California, Inc. ††
Strategic Technologies, LLC ††
Summerfield Venture L.L.C. (1)
Summerwood, LLC (2)
Summit Enclave, LLC (1)
Summit Glen, LLC (1)
Temecula Valley, LLC (37)
The Courts of Indian Creek L.L.C. (1)
The Fortress Group, Inc. *
The Preserve at Coconut Creek, LLC (5)
Trade Services Investments, Inc. *
U.S. Home Corporation *
U.S. Home of Arizona Construction Co. *
U.S. Home Realty, Inc. *
U.S. Home/KB North Douglas, LLC (7)
U.S.H. Los Prados, Inc. *
U.S.H. Realty, Inc. *
USH — Flag, LLC (14)
USH (West Lake), Inc. *
USH Equity Corporation *
USH Millennium Ventures Corp. *
USH Woodbridge, Inc. *

UST Lennar HW Scala GP PIS 10, LLC (38)
UST Lennar HW Scala GP PIS 12, LLC (38)
UST Lennar HW Scala GP PIS 7, LLC (39)
WCP, LLC (21)
West Chocolate Bayou Development, LLC (22)
West Van Buren, LLC (1)
Westchase, Inc. *

*	Mark Sustana and Diane J. Bessette are Directors/Managers of this company. Stuart A. Miller is the Chief Executive Officer, Bruce E. Gross is the Chief Financial Officer and David M. Collins is the Controller of this company.

**	This company has the same Directors and Officers as (*) except that Emile Haddad is the Chief Executive Officer and Michael P. White is the Chief Financial Officer and Controller.

***	This company has the same Directors and Officers as (*) except that Jonathan M. Jaffe is the Chief Executive Officer and Michael P. White is the Chief Financial Officer and Controller.

†	Belinda Garcia and Antoinette Mucci are Directors of this company. Antoinette Mucci is the Chief Executive Officer and Belinda Garcia is the Chief Financial Officer and Controller of this company.

††	Mark Sustana, David Kaiserman and Diane J. Bessette are Directors/Managers of this company. David Kaiserman is the Chief Executive Officer and Cristina Pardo is the Principal Financial Officer and the Controller of this company.

†††	Mark Sustana and David Kaiserman are Managers of this company. David Kaiserman is the Chief Executive Officer and Cristina Pardo is the Principal Financial Officer and the Controller of this company.

(1)	Executed by Lennar Chicago, Inc., its Managing Member.

(2)	Executed by U.S. Home Corporation, its Managing Member.

(3)	Executed by Lennar Land Partners Sub II, Inc., its General Partner.

(4)	Executed by Lennar Fresno, Inc., its Managing Member.

(5)	Executed by Lennar Homes, LLC, its Managing Member.

(6)	Executed by Lennar San Jose Holdings, Inc., its General Partner.

(7)	Executed by Lennar Renaissance, Inc., its Managing Member.

(8)	Executed by Lennar Pacific Properties Management, Inc., its Sole Member.

(9)	Executed by Lennar Homes of California, Inc., its Sole Member.

(10)	Executed by Lennar Family of Builders GP, Inc., its General Partner.

(11)	Executed by Lennar Texas Holding Company, its General Partner.

(12)	Executed by Mission Viejo Holdings, Inc., its General Partner.

(13)	Executed by Strategic Technologies, LLC, its General Partner.

(14)	Executed by Lennar Corporation, its Managing Member.

(15)	Executed by Lennar Massachusetts Properties, Inc., its Managing Member.

(16)	Executed by Lennar Hingham JV, LLC, its Member, by Lennar Massachusetts Properties, Inc., its Managing Member.

(17)	Executed by Lennar Northeast Properties, Inc., its General Partner.

(18)	Executed by Lennar Northeast Properties, Inc., its Managing Member.

(19)	Executed by Lennar Riverside West, LLC, its Member, by Lennar Northeast Properties, Inc., its Managing Member.

(20)	Executed by Lennar Communities of Chicago, LLC, its Managing Member.

(21)	Executed by Lennar Carolinas, LLC, its Managing Member.

(22)	Executed by Lennar Texas Holding Company, its Managing Member.

(23)	Executed by Stoney Corporation, its Member.

(24)	Executed by Lennar Reno, LLC, its Sole Member.

(25)	Executed by Lennar Communities Development, Inc., its Sole Member.

(26)	Executed by The Fortress Group, Inc., its Sole Member.

(27)	Executed by S. Florida Construction, LLC, its Sole Member, by Lennar Homes, LLC, its Sole Member.

(28)	Executed by Pioneer Meadows Investments, LLC, its Sole Member, by Lennar Reno, LLC, its Sole Member.

(29)	Executed by Pioneer Meadows Development, LLC, its Sole Member, by Lennar Reno, LLC, its Sole Member.

(30)	Executed by Strategic Holdings, Inc., its Sole Member.

(31)	Executed by Connection Time Holding, LLC, its Sole Member, by Strategic Holdings, Inc., its Sole Member.

(32)	Executed by Lennar Colorado, LLC, its Sole Member, by Lennar Homes of California, Inc. its Sole Member.

(33)	Executed by Lennar Corporation, its Sole Shareholder.

(34)	Executed by Lennar Southland I, Inc., its Sole Member.

(35)	Executed by Lennar Homes, LLC, its Managing Partner.

(36)	Executed by Seminole/70th, LLC, its Sole Member.

(37)	Executed by Greystone Homes, Inc., its Sole Member.

(38)	Executed by Lennar Port Imperial South, LLC, its Sole Member, by Lennar Northeast Properties, Inc., its Sole Member.

(39)	Executed by Lennar Imperial Holdings Limited Partnership, its Sole Member, by Lennar Northeast Properties, Inc., its General Partner.

(40)	Executed by S. Florida Construction III, LLC, its Sole Member, by Lennar Homes, LLC, its Sole Member.

Signature	Title(s)	Date

Diane J. Bessette ‡	Director, Manager	August 11, 2009

Diane J. Bessette

David M. Collins ‡	Controller	August 11, 2009

David M. Collins

Belinda Garcia ‡	Director, Chief Financial Officer,	August 11, 2009

Belinda Garcia	Controller

Bruce E. Gross ‡	Chief Financial Officer	August 11, 2009

Bruce E. Gross

Emile Haddad ‡	Chief Executive Officer	August 11, 2009

Emile Haddad

Jonathan M. Jaffe ‡	Chief Executive Officer,	August 11, 2009

Jonathan M. Jaffe	Chief Operating Officer

David Kaiserman ‡	Director, Manager,	August 11, 2009

David Kaiserman	Chief Executive Officer

Stuart A. Miller ‡	Director,	August 11, 2009

Stuart A. Miller	Chief Executive Officer

Antoinette Mucci ‡	Director,	August 11, 2009

Antoinette Mucci	Chief Executive Officer

Cristina Pardo ‡	Principal Financial Officer,	August 11, 2009

Cristina Pardo	Controller

/s/ Mark Sustana	Director, Manager	August 11, 2009

Mark Sustana

Michael P. White ‡	Chief Financial Officer,	August 11, 2009

Michael P. White	Controller

‡	By:	/s/ Mark Sustana

Mark Sustana
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Indenture, dated April 30, 2009, between Lennar Corporation and The Bank of New York Mellon, as trustee, including Form of 12.25% Senior Note due 2017. *

4.2	Registration Rights Agreement, dated April 30, 2009, among Lennar Corporation and the Guarantors named therein as Issuers and the Initial Purchasers of the Series A 12.25% Senior Notes due 2017. *

5.1	Opinion of K&L Gates LLP (counsel).

5.2	Opinion of Mark Sustana (general counsel). †

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges. †

21.1	List of subsidiaries. **

23.1	Consent of K&L Gates LLP (counsel) (included in Exhibit 5.1).

23.2	Consent of Mark Sustana (general counsel) (included in Exhibit 5.2). †

23.3	Consent of Deloitte & Touche LLP (independent registered public accounting firm). †

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee.

99.1	Form of Letter of Transmittal. †

99.2	Form of Notice of Guaranteed Delivery. †

*	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2009.

**	Incorporated by reference to the Company’s Annual Report on Form 10-K for its fiscal year ended November 30, 2008.

†	Filed with this Amendment.